As filed with the Securities and Exchange Commission on February 3, 2011
Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PENNY AUCTION SOLUTIONS, INC.
(Name of Registrant in its Charter)

Nevada	7389	27-3332009
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7964 Arjons Drive, Suite H-206, San Diego, CA 92126
Telephone: (866) 937-8057
(Address and telephone number of principal executive offices)

Corey Park
Chief Executive Officer
7964 Arjons Drive, Suite H-206
San Diego, CA 92126
Telephone: (866) 937-8057
(Name, address and telephone number of agent for service)

Copies to:
Mark J. Richardson, Esq.
Richardson & Associates
1453 Third Street Promenade, Suite 315
Santa Monica, California 90401

Approximate Date of Proposed Sale to the Public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value (1)	250,000,000	$0.10(2)	$25,000,000	$2,902.50
Common Stock, $0.001 par value (3)	1,200,000	$0.10(2)	$120,000	$13.93
TOTAL	251,200,000	$0.10(2)	$25,120,000	$2,916.43

(1)
The shares of Penny Auction Solutions, Inc. common stock being registered hereunder are being registered primarily for resale by Kodiak Capital Group, LLC in accordance with the terms of an investment agreement between Kodak Capital Group, LLC and the Company.  The number of shares of common stock registered hereunder represents a good faith estimate of the number of shares of Penny Auction Solutions, Inc. common stock issuable upon delivery of a “put” notice.  Should the number of shares being registered be an insufficient number of shares to fully utilize the credit facility, the Company will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)	Estimated solely for purposes of calculating the registration fee under Rule 457.

(3)	To be offered by selling stockholders other than Kodiak Capital Group, LLC.

In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 3, 2011

Preliminary Prospectus

251,200,000 Shares

PENNY AUCTION SOLUTIONS, INC.

Common Stock

This prospectus relates to the offering from time to time of up to 250,000,000 shares of the common stock of Penny Auction Solutions, Inc., a Nevada corporation, to and by Kodiak Capital Group, LLC, a Delaware limited liability company, and pursuant to a “put right” under an investment agreement, also referred to as an equity line of credit, that Penny Auction has entered into with Kodiak Capital.  The investment agreement permits us to “put” up to $25,000,000 of shares of our common stock to Kodiak Capital.  Pursuant to registration rights granted to Kodiak Capital, we are obligated to register the shares acquired by Kodiak Capital.  This prospectus also relates to the resale of up to 1,200,000 shares of our common stock by other selling stockholders of Penny Auction.  Penny Auction is not selling any shares of common stock in that resale offering.  We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholders.  We will, however, receive proceeds from the sale of securities pursuant to our exercise of the put right.

The selling stockholders may sell common stock from time to time in the principal market on which the stock will be traded at the prevailing market price or in negotiated transactions.  The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. The selling stockholders may, however, be deemed underwriters of the shares of common stock that they are offering.  Penny Auction will pay the expenses of registering these shares.

Upon the effective date of this registration statement, Kodiak Capital will commit to purchase up to $25,000,000 worth of our common stock over a 36 month period.  We will be entitled to put to Kodiak Capital such number of shares of common stock as equals, at our election, either (i) $1,000,000 or (2) up to 200% of the average daily volume (U.S. market only) multiplied by the three daily closing price immediately preceding the date that Kodiak Capital receives notice of our request to draw down on the credit line.  The offering price of these securities will equal 90% of the lowest closing highest posted bid price of the common stock of Penny Auction during the five consecutive trading days immediately after the put date.  There will be no underwriter discounts or commissions.

Penny Auction’s common stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, and is not listed or traded on any trading market.

Investing in our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 5 before making a decision to purchase shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that which is contained in this prospectus.  This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock.”

Our Company

We are an online penny auction company that plans to capitalize on consumer demand from users who seek to bid on high end retail items at a fraction of their cost via a fun and exciting online experience.  We believe that penny auctions are more entertaining than traditional online auctions such as eBay because penny auctions happen in a matter of minutes, instead of weeks or months.

We anticipate that our penny auction websites will operate as fast-paced auction communities where consumers can bid on items in one-cent increments.  In order to participate in our online penny auctions, each potential customer will be required to register as a member of one of our penny auction web sites, which will allow the customer access to all auction items up for bid on that site.  Members will then be required to purchase bid packs in increments of 20, 50, 100, or more at purchases prices ranging from $0.50 to $1.00 per bid.  Our website members will then be able to use the bids they purchase to participate in any of our available auctions.  Once a member places a bid, the bid fee will not be returned to the member.  Each bid raises the price of an item by $0.01.  The auctions will be timed and a timer will display on the screen that will count down to zero so each bidder can see the time remaining to bid.  Smaller items may only be ten-minute auctions while larger items may last as long as several hours.  However, as a bid is placed on a particular item, we will add ten seconds to the clock to provide other bidders an opportunity to keep bidding on that item.  An auction ends when the timer reaches zero.  The last bidder to place a bid before the clock reaches zero wins the item and may then purchase the item at the closing price.

Penny auction websites, such as the type we plan to offer, typically collect 150% or more of the value of a product because they keep the bid money that each bidder bids on a product.

We believe that we have several competitive advantages in the online penny auction space.  For example, we believe that we have the ability to penetrate the global marketplace with the 291 (penny auction) keyword, internet domains that we have secured as well as the numerous pennyauction.mobi domain names we have secured from all around the world.  We also plan to employ new technologies and strategies in the penny auction marketplace which we believe will enhance our members’ experiences and set us apart from our competitors.

Corporate Information

Our executive offices are located at 7964 Arjons Drive, Suite H-206, San Diego, California 92126 and our telephone number is (866) 937-8057.  Our Internet address is www.pennyauctionsolutions.com.  We have not incorporated by reference into this prospectus the information included on or linked from our website and you should not consider it to be part of this prospectus.

Please see the “Risk Factors” section commencing on page 5 for more information concerning the risks of investing in us.

The Offering

Common Stock Outstanding	24,165,000 shares

Series A Preferred Stock Outstanding	4,000,000 shares

Securities Offered	Up to 251,200,000 shares of our common stock.

Use of Proceeds
Upon the effective date of this registration statement, Kodiak Capital will commit to purchase up to $25,000,000 worth of our common stock over a period of 36 months.  All proceeds from the common stock will be used for advertising, sales and marketing expenses, salaries, website development, general and administrative expenses, and working capital.  We will not receive any of the proceeds from the sale of our common stock by any selling stockholders.

Risk Factors
An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment. Please carefully consider the “Risk Factors” beginning on page 5 of this prospectus.

Common Stock Outstanding after Offering	Up to 274,165,000 shares of our common stock.

Effective September 1, 2010, we entered into an investment agreement with Kodiak Capital Group, LLC pursuant to which Kodiak Capital has committed to purchase up to $25,000,000 of our common stock over a period of 36 months, after this registration statement has been declared effective by the Securities and Exchange Commission.  For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 250,000,000 shares of common stock pursuant to the exercise of our “put right” under the investment agreement.  Should the price of our common stock decrease to a certain point, we may not be able to draw down on the entire dollar amount of the equity line of credit without filing either an amendment to this registration statement or a new registration statement for additional shares of common stock, and that registration statement would have to be declared effective prior to the issuance of any additional shares of common stock.  The amount we are entitled to request from each purchase “put” will equal, at our election, either (1) $1,000,000 or (2) 200% of the average daily volume (U.S market only) of our common stock for the three trading days prior to the put notice, multiplied by the average of the three daily closing prices immediately preceding the put date at an offering price equal to 90% of the lowest closing highest posted bid price of our common stock during the five consecutive trading days immediately after the put date.  The put date is the date that Kodiak Capital receives a put notice of draw down from us for a portion of the total commitment.  There are put restrictions applied on days between the put date and the closing date with respect to that put.  During this time, we will not be entitled to deliver another put notice.

Kodiak Capital has contractually agreed to restrict its ability to purchase that number of shares of common stock such that its ownership at any one time shall not exceed 9.99% of the number of shares of common stock outstanding on the closing date, on an as converted basis, as determined in accordance with Rule 13d-1(j) of the Securities Exchange Act of 1934, as amended.

Summary Historical Consolidated Financial Information

The following tables summarize our selected historical consolidated financial data for the periods presented.  The summary financial information set forth below should be read in conjunction with our financial statements and their related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included elsewhere in this prospectus.

	Three Months Ended November 30, 2010 (unaudited)	August 25, 2010 (inception) to August 31, 2010 (Audited)
Statement of Operations Data:
Revenues	$-	$-
Operating expenses	39,193	904
Net (loss)	(39,557)	(5,904)
Per Share Data:
Net (loss)	$(39,557)	$(5,904)
Number of shares outstanding	100,904,000	99,960,000
Basic and diluted loss per share	-	-
Weighted average shares outstanding	100,058,868	98,326,667
Balance Sheet Data:
Cash	$30,455	$100
Total assets	30,455	3,600
Total current liabilities	37,076	9,504
Accumulated deficit	(45,461)	(5,904)
Total stockholders’ equity (deficit)	$(6,621)	$3,600

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this prospectus, before you decide whether to purchase our common stock. If any of these actually occur, our business, financial condition or operating results could be adversely affected. The risks described below are not the only ones we face. Additional risks not currently known to us or that we currently do not deem material also may become important factors that may materially and adversely affect our business.  The trading price of our common stock could decline due to any of these described or additional risks, and you could lose part or all of your investment.

Risks Related to Our Business

We have no operating history, which could make it difficult to accurately evaluate our business and prospects.

We were recently formed and have not yet launched a penny auction website.  Although management has been engaged in developing the business for approximately one year, management cannot assure at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due.  Management believes that our success will depend in large part on the development of technology, word of mouth promotion of our brand, and active marketing efforts, but we cannot guarantee such success.

We may not be able to cover our wholesale costs on each auction item and our financial results could suffer.

If an insufficient number of bids are placed on an item to cover our wholesale costs, we will lose money on that particular item.  While we believe that on a macro level the overall amount of bid packs purchased by our members will exceed our losses at any given time, this may not be true on a micro level with respect to particular items.  Accordingly, we cannot assure that our overall business will be profitable.

If we do not attract adequate traffic to our websites we will not generate enough revenue to become profitable.

A primary risk to our business model is a lack of adequate traffic to our penny auction websites to generate sufficient participation in our auctions.  Although we have designed our marketing strategy to utilize the marketing techniques and tools our research has found will best drive traffic to our websites, we cannot guarantee that our marketing efforts will be successful in attracting customers to our websites or that we will attract a sufficient number of customers to our websites so that we will generate enough revenue to become profitable.

If our systems fail or are interrupted, our business and business reputation could be permanently harmed.

We may experience system failures from time to time, and any interruption in the availability of our penny auction websites could reduce revenues and profits, harm future revenues and profits, and subject us to regulatory scrutiny.  Any unscheduled interruption of access to our penny auction websites could result in an immediate, and possibly substantial, loss of revenues.  Frequent or persistent interruptions in access to our penny auction websites could cause users or potential users to believe that our systems are unreliable, leading them to switch to competitors or to avoid our penny auction websites, and could permanently harm our reputation.

Although we expect that our systems will be designed around industry-standard architectures to reduce downtime in the event of outages or catastrophic occurrences, they will remain vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures, terrorist attacks, computer viruses, computer denial-of-service attacks, and similar events.  We do not expect that our websites will be fully redundant and our disaster recovery planning may not be sufficient for all eventualities.  Our systems will also be subject to break-ins, sabotage, and intentional acts of vandalism.  Despite any precautions we may take, the occurrence of a natural disaster, a decision by any third-party hosting providers to close a facility we use without adequate notice for financial or other reasons, or other unanticipated problems at our hosting facilities could result in lengthy interruptions in our services.  We do not plan to carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures.

Our penny auction websites will be subject to online security risks which could harm our business.

To succeed, website communities must provide a secure transmission of confidential information over public networks.  Our security measures may not detect or prevent security breaches that could harm our business.  Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect user data.  In addition, any party who is able to illicitly obtain a user’s password could access the user’s user data.  An increasing number of websites have reported breaches of their security.  Any compromise of our security could harm our reputation and, therefore, our business.  In addition, a party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business.

Our servers will also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could make all or portions of our penny auction websites unavailable for periods of time.  We may need to expend significant resources to protect against security breaches or to address problems caused by breaches.  Security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability.  We anticipate that our planned insurance policies will carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

We risk potential claims as a result of the dissemination of information on our planned penny auction websites.

The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled.  Claims could be made against online services companies under both U.S. and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services.  In addition, domestic and foreign legislation has been proposed that would prohibit or impose liability for the transmission over the Internet of certain types of information.  Our penny auction websites could include information from our website members regarding other members, other individuals, or products offered on our websites.  Although all such information will be generated by our website members and not by us, claims of defamation or other injury could be made in the future against us for content posted by our website members.  Several recent court decisions have narrowed the scope of the immunity provided to Internet service providers like us under the Communications Decency Act.  This trend, if continued, may increase our potential liability to third parties for the user-provided content on our penny auction websites.  Our liability for such claims may be higher in jurisdictions outside the United States where laws governing Internet transactions are unsettled.  If we become liable for information provided by our website members and carried on to our penny auction websites in any jurisdiction in which we operate, we could be directly harmed and may be forced to implement new measures to reduce our exposure to this liability.  This may require us to expend substantial resources or to discontinue certain service offerings, which would negatively affect our financial results.  In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business.  Any costs incurred as a result of this potential liability could harm our business.

If website members are diverted from our penny auction websites, our financial results could suffer.

Anything that diverts users from usage of our penny auction websites could adversely affect our business.  We would therefore be adversely affected by geopolitical events such as war, the threat of war, or terrorist activity, and natural disasters, such as hurricanes or earthquakes.  Similarly, our results of operations may be seasonal because many of our website members may reduce their activities on our penny auction websites with the onset of good weather during the summer months, and on and around national holidays.  In addition, increased usage of other types of bidding auction websites may decrease the amount of time users spend on our penny auction websites, which could adversely affect our financial results.

If the Internet experiences problems, our business could incur financial losses.

The success of our business will depend largely on the development and maintenance of the Internet infrastructure.  This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services.  The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic.  The Internet infrastructure may be unable to support such demands.  In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet.  The backbone computers of the Internet have been the targets of such programs.  The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage generally as well as the level of usage of our penny auction websites.

We may not be able to successfully compete against companies with substantially greater resources.

The online auction industry is extremely competitive.  Our principal competitors include other penny auction websites, including but not limited to Swoopo.com, Bidcactus.com, BidRay.com, ABidAway.com, and Beezid.com, and traditional online auction websites such as eBay.  These competitors have longer operating histories, greater name recognition, larger installed customer bases, and substantially greater financial and marketing resources than Penny Auction.  We believe that the principal factors affecting competition in this proposed market include name recognition, our ability to offer desirable auction items, and our ability to receive referrals based on member confidence in our penny auction websites.  There are no significant barriers of entry that could keep potential competitors from opening similar penny auction websites.  Our ability to compete successfully in the industry will depend in large part upon our ability to market our penny auction websites and to respond effectively to changing consumer preferences and demand   We cannot assure that Penny Auction will be able to compete successfully in the online auction industry, or that future competition will not have a material adverse effect on our business, operating results, and financial condition.

We may from time to time be subject to disputes with customers and vendors relating to amounts invoiced for products and services provided which we may not be able to resolve in our favor.

It is not unusual in our industry to occasionally have disagreements with vendors and customers relating to amounts billed for and quality of products acquired from vendors and sold to customers.  To the extent we are unable to favorably resolve these disputes, our revenues, profitability or cash may be adversely affected.

Our ability to protect our intellectual property is uncertain.

We will rely on know-how and trade secrets to establish and thereafter to maintain our competitive position.  Confidentiality agreements or other agreements with our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our proprietary technology, know-how, trade secrets, or other proprietary information in the event of misappropriation, unauthorized use or disclosure or other breaches of the agreements, or, even if such agreements are legally enforceable, we may not have adequate remedies for breaches of such agreements.  The failure of our agreements to protect our proprietary technology could result in significantly lower revenues, reduced profit margins or loss of market share.

The market for our penny auction websites depends to some extent upon the goodwill associated with our trademarks and service marks.  We plan to obtain our own, or license to use, the material trademarks, service marks and trade names we plan to use in connection with the marketing and performance of our penny auction websites.  Therefore, trademark protection is important to our business.  Although we plan to register our trademarks and service marks in the United States, we may not be successful in asserting trademark protection.  In addition, the laws of certain foreign countries may not protect our planned trademarks or service marks to the same extent as the laws of the United States.  The loss or infringement of our planned trademarks or service marks could impair the goodwill associated with our brands, harm our reputation and have a material adverse effect on our financial results.

We expect to incur losses for the near future.

We project that we will incur development and administrative expenses and operate at a loss for up to the next nine to twelve months unless we are able to generate substantial revenues from our penny auction websites.  We cannot be certain whether or when we will be able to achieve profitability because of the significant uncertainties with respect to our business.

Wes expect to rely on our numerous domain names to have a competitive advantage and the loss of them could harm our business.

We own numerous domain names for many languages, including names for the mobile market.  We believe that the ownership of these names dramatically expands our worldwide geographic scope.  If we lose a significant number of these addresses or are not able to renew them, our ability to drive traffic to our penny auction websites could be impaired, causing a material adverse impact on our business, financial condition, and operating results.

If we were to lose the services of our key personnel, we may not be able to execute our business strategy.

Our success is substantially dependent on the performance of our executive officers and key employees.  Given our early stage of operation, we are dependent on our ability to retain and motivate high quality personnel.  Although we believe we will be able to engage qualified personnel for such purposes, an inability to do so could materially adversely affect our ability to market and perform our services.  The loss of one or more of our key employees or our inability to hire and retain other qualified employees could have a material adverse effect on our business

Our executive officers’ participation in other entities could create conflicts of interest.

Our executive officers have participated in and may continue to participate in other entities which engage in activities similar to those of Penny Auction.  Management may from time to time form new entities and engage in other businesses in the future.  Other businesses owned and operated by our executive officers or their affiliates, including but not limited to E-Commerce Concepts, Inc., a Nevada corporation, and Ecommerce Integration Technologies, Inc., a Nevada corporation, do not plan to be in direct competition with us in our penny auction business.  See “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS – Potential Affiliated Businesses.”  Although our executive officers believe they will have the resources necessary to fulfill their obligations to all entities for which they are responsible and will fulfill their fiduciary duties to us, their inability to fulfill their obligations to us could have a material adverse effect on our business.

If we are unable to hire, retain or motivate qualified personnel, consultants, independent contractors, and advisors, we may not be able to grow effectively.

Our performance will be largely dependent on the talents and efforts of highly skilled individuals.  Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization.  Competition for such qualified employees is intense.  If we do not succeed in attracting excellent personnel or in retaining or motivating them, we may be unable to grow effectively.  In addition, our future success will depend in large part on our ability to retain key consultants and advisors.  We cannot assure that any skilled individuals will agree to become an employee, consultant, or independent contractor of Penny Auction.  Our inability to retain their services could negatively impact our business and our ability to execute our business strategy.

Directors and officers have limited liability.

As permitted by the Nevada General Corporation Law, our certificate of incorporation and by-laws limit the personal liability of our directors and officers for monetary damages for breach of fiduciary duty as a director or officer, but such provision does not eliminate or limit the liability of a director or officer in certain circumstances, such as for: (i) any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Nevada General Corporate Law; or (iv) for any transaction from which the director derived an improper personal benefit.  If we were called upon to perform under our indemnification agreement, then the portion of our assets expended for such purpose would reduce the amount otherwise available for our business.

We only have one independent director.

Currently, the only members of the board of directors are Corey Park, Micheal Holt, Daniele Eastwood, and David Wiggins.  Only David Wiggins is considered an “independent director,” as defined under Financial Industry Regulatory Authority, Inc. listing standards and Nasdaq Marketplace Rules.  Aside from our audit committee, of which David Wiggins is the sole member, we do not have any committees of the board of directors.  Therefore, all decisions of the board of directors, except those made by our audit committee, will be made by a majority of persons who are not considered independent directors.

Risks Related to Offering and Our Securities

We cannot assure that we will become a publicly traded company.

Although we believe that we will be able to cause our common stock to become publicly traded on the Over the Counter Bulletin Board, we cannot assure that we will be able to do so.  If we are not granted a trading symbol by the FINRA, the shares will not become free trading and will be subject to the conditions of Rule 144 of the Securities Act of 1933, as amended, with respect to their transferability.  Investors may not have liquidity in their investment for an indefinite period.

If you are an early purchaser of our common stock, you will not have assurance that we will be able to sell additional shares to Kodiak Capital that we need to fund our operations.

We intend to use purchasers’ funds immediately, as and when received and accepted, for the purposes set forth under “USE OF PROCEEDS.”  We have not set a requirement to sell any minimum number of shares before any shares are sold.  Your funds will not be placed in escrow until we sell a predetermined minimum number of shares to Kodiak Capital.  After you make your purchase, you have no assurance that we will sell a sufficient number of additional shares, or sell them within a time frame, to satisfy our immediate needs for a full implementation of our business plan.  Accordingly, if you are an earlier purchaser, you may have a greater risk of loss or a greater risk that our growth will be slowed or discontinued than will later purchasers, due to uncertainty regarding the total proceeds from our sale of shares to Kodiak Capital and the time at which the proceeds will be available.  Delay or failure in our sale of the shares could be expected to delay, perhaps significantly, or prevent our realization of our business plan.

We are registering an aggregate of 250,000,000 shares of common stock to be issued under the equity line of credit; the sale of such shares could depress the market price of our common stock.

Penny Auction is registering an aggregate of 250,000,000 shares of common stock under this registration statement for issuance pursuant to the equity line of credit.  These shares may be sold into the public market by Kodiak Capital or a transferee of it.  As of January 10, 2011 there were 24,165,000 shares of our common stock issued and outstanding, and an additional 80,000,000 issuable upon the conversion of our outstanding Series A Preferred Stock.

Assuming Penny Auction utilizes the maximum amount available under the equity line of credit, existing stockholders could experience substantial dilution upon the issuance of common stock.

Penny Auction’s equity line of credit with Kodiak Capital contemplates the potential future issuance and sale of up to $25,000,000 of common stock to Kodiak Capital, subject to certain restrictions and obligations.  Penny Auction is limiting this registration statement to 250,000,000 shares of common stock with respect to the equity line of credit.  The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount remaining available under the equity line of credit:

Price Per Share (1)	No of Shares Issuable (2)	Shares Outstanding After Issuance (3)	Percent of Shares Outstanding (4)
$0.50	50,000,000	154,165,000	32.43%
$0.75	33,333,333	137,498,333	24.24%
$1.00	25,000,000	129,165,000	19.36%

(1)	Represents 90% of the volume weighted price per share.

(2)	Represents the number of shares issuable if the entire commitment of $25,000,000 under the equity line of credit were drawn down at the indicated purchase prices.

(3)
Based on 24,165,000 shares of common stock outstanding as of January 10, 2011.  Also assumes the conversion of our 4,000,000 shares of outstanding Series A Preferred Stock into 80,000,000 shares of our common stock.

(4)
Percentage of our total outstanding shares of common stock represented by shares issued under the equity line of credit, after the issuance of the shares indicated and assuming the conversion of our 4,000,000 shares of outstanding Series A Preferred Stock into 80,000,000 shares of our common stock.

A decline in the price of Penny Auction’s common stock will require us to issue a significantly larger number of shares of our common stock.

The number of shares that Kodiak Capital will receive under its agreement with Penny Auction is calculated based upon the market price of our common stock prevailing at the time of each “put.”  The lower the market price, the greater the number of shares we must issue under the Kodiak Capital investment agreement.  Upon issuance of the shares, to the extent that Kodiak Capital will attempt to sell the shares into the market, these sales may further reduce the market price of Penny Auction’s common stock.  This in turn will increase the number of shares issuable under our investment agreement with Kodiak Capital.  This may lead to an escalation of lower market prices and ever-greater numbers of shares to be issued.  A larger number of shares issuable at a discount to continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

Short sales of Penny Auction’s common stock could result in further price declines.

The sale of Penny Auction common stock under our investment agreement with Kodiak Capital could encourage short sales by third parties, which could contribute to the future decline of the stock price and materially dilute existing stockholders’ equity and voting rights.  This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if Penny Auction has not performed in such a manner to show that the equity funds raised will be used by us to grow.  Such an event could place further downward pressure on the price of the common stock.  Even if Penny Auction uses the proceeds under the equity line of credit to increase our revenues and/or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our common stock price.  If there are significant short sales of the stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market.  If there is an imbalance on the sell side of the market for the stock, Penny Auction common stock price will decline.  If this occurs, the number of shares of common stock that is issuable pursuant to the investment agreement will increase, which will materially dilute existing stockholders’ equity and voting rights.

Kodiak Capital will pay less than the then-prevailing market price for Penny Auction’s common stock.

The common stock to be issued to Kodiak Capital pursuant to the investment agreement will be purchased at a ten percent discount to the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of Penny Auction’s notice to Kodiak Capital of its election to put shares pursuant to the investment agreement.  Kodiak Capital has a financial incentive to sell Penny Auction common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price.  If Kodiak Capital sells the shares, the price of the common stock could decrease.  If the stock price decreases, Kodiak Capital may have a further incentive to sell the shares of Penny Auction common stock that it holds.

There may not be sufficient trading volume in Penny Auction’s common stock to permit Penny Auction to generate adequate funds from the exercise of a put.

The Kodiak Capital investment agreement provides that the dollar value that Penny Auction will be permitted to put to Kodiak Capital will be either:

•
200 percent of the average daily volume (U.S. market only) of Penny Auction’s common stock for the three Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three daily closing prices immediately preceding the Put Date; or

•	$1,000,000

If the average daily trading volume in Penny Auction common stock is too low, it is possible that we would only be permitted to exercise a put for $1,000,000, which may not provide adequate funding for planned operations.

The market price for our common stock may be particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, no operating history, and lack of revenues, which could lead to wide fluctuations in our share price; the price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that the share price will continue to be more volatile than a seasoned issuer for the indefinite future.  The volatility in the share price may be attributable to a number of factors.  First, the shares of common stock are likely to be sporadically and/or thinly traded.  As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by stockholders may disproportionately influence the price of those shares in either direction.  The price for the shares could, for example, decline precipitously in the event that a large number of shares of common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, Penny Auction is a speculative or “risky” investment due to our lack of an operating history and lack of profits to date, and uncertainty of future market acceptance for our penny auction websites.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

As a consequence, there may be periods of several days or more when trading activity in the shares is minimal or non-existent, as compared to a mature issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for Penny Auction common stock will not develop or be sustained.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of Penny Auction common stock: actual or anticipated variations in quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of the common stock, regardless of operating performance.  Penny Auction cannot make any predictions or projections as to what the prevailing market price for the common stock will be at any time, including as to whether the common stock will sustain its price or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Shares eligible for future sale by current stockholders may adversely affect the common stock price.

The sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered.  In addition, sales of substantial amounts of common stock, including shares issued under Rule 144 of the Securities Act or otherwise could adversely affect the prevailing market price of Penny Auction’s common stock and could impair our ability to raise capital at that time through the sale of our securities.

Our issuance of common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights, and could have a negative impact on the market price of our common stock.

Our board of directors may issue shares of common stock to pay for debt or services, without further approval by our stockholders based upon such factors as the board of directors may deem relevant at that time.  It is likely that we will issue securities to pay for services and reduce debt in the future.  It is possible that we will issue additional shares of common stock under circumstances we may deem appropriate at the time.

We will need to raise additional capital; if we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

To secure additional needed financing, we may need to borrow money or sell more securities, which may reduce the value of our outstanding common stock.  Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders.  In addition, if we raise additional funds by issuing equity securities, the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of its common stock (i.e. such as preferred stock).  If Penny Auction raises additional funds by issuing debt securities which would not require the consent of our shareholders, the holders of these debt securities may have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

An active trading market in Penny Auction common stock shares may not be sustained.

Although Penny Auction’s shares of common stock are intended to be quoted for sale on the Over the Counter Bulletin Board, an active trading market in our shares may not be sustained at that time.  Factors such as those discussed in this section may have a significant impact upon the market price of the shares of common stock.  Many brokerage firms may not be willing to participate in transactions in a security if a low price develops in the trading of the security.  Even if a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of Penny Auction’s securities as collateral for any loans.

If we fail to remain current in our reporting requirements, we could be removed from the Over the Counter Bulletin Board, which could limit the ability of stockholders to sell their shares in the secondary market.

Companies trading on the Over the Counter Bulletin Board must be reporting issuers under Section 12 of the Exchange Act and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board.  If we fail to remain current in our reporting requirements, we could be removed from that market.  As a result, the market liquidity for our shares of common stock could be adversely affected by limiting the ability of stockholders to sell their shares in the secondary market.

Penny Auction’s common stock is subject to the “Penny Stock” rules of the Securities and Exchange Commission and may be difficult to sell.

Our shares of common stock are “penny stocks” because they are not be registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Exchange Act.  For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks and that the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.  The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which sets forth the basis on which the broker or dealer made the suitability determination and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;

•	excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Penny Auction’s management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of common stock.  The occurrence of these patterns or practices could increase the volatility of our share price.

Management has and may continue to have voting control of Penny Auction.

Based on shares outstanding at January 10, 2011, our management beneficially owns approximately 85.44% of our outstanding voting stock which includes 5,000,000 shares of common stock held by Mr. Micheal Holt, 4,000,000 shares of common stock held by Ms. Daniele Eastwood, and 4,000,000 shares of Series A Preferred Stock held by Mr. Corey Park (each outstanding share of Series A Preferred Stock has 20 votes, while each outstanding share of common stock has one vote).  Following this offering, assuming all of the shares of common stock are sold at a price of $0.10 per share, there will be outstanding voting securities in the amount of 274,165,000 shares of common stock and 4,000,000 shares of Series A Preferred Stock and our management will be entitled to vote approximately 25.13% of our outstanding voting stock.  Kodiak Capital has contractually agreed to restrict its ability to purchase shares of common stock such that the number of shares of common stock held by it in the aggregate does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act.  Therefore, management may effectively be able to control us and the election of directors and the results of other matters submitted to a vote of the stockholders.  Such concentration of voting control could also have the effect of delaying, deterring or preventing a change in control of Penny Auction that might otherwise be beneficial to stockholders.  This concentration of ownership may harm the market price of our common stock by, among other things:

•	delaying, deferring or preventing a change in control of our company;

•	impeding a merger, consolidation, takeover or other business combination involving our company; or

•	causing us to enter into transactions or agreements that are not in the best interests of all stockholders.

FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our ability to control or predict and that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology.  You should not place undue reliance on forward-looking statements.  Actual events or results may differ materially.  In evaluating these statements, you should understand that various factors, in addition to those discussed in “Risk Factors” and elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including the following:

•	our lack of operating history and operating results;
•	the possibility we may be unable to manage our growth;
•	extensive competition;
•	loss of members of our senior management;
•	regulatory interpretations and changes;
•	volatility or decline of our stock price;
•	our failure to earn revenues or profits;
•	inadequate capital and barriers to raising capital or to obtaining the financing needed to implement our business plans;
•	decline in demand for our penny auction websites;
•	rapid and significant changes in markets;
•	litigation with or legal claims and allegations by outside parties; and
•	insufficient revenues to cover operating costs.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements.

You should read these factors and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus.  If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

This prospectus relates to the sale of shares of our common stock to Kodiak Capital pursuant to the exercise of our put right under our investment agreement with Kodiak Capital and the sale of shares of our common stock by selling stockholders.  Penny Auction will receive proceeds from the sale of our common stock to Kodiak Capital pursuant to the investment agreement.  We will not receive any proceeds from the sales of stock by the other selling stockholders, including sales made by Kodiak Capital.  The proceeds from Penny Auction’s exercise of the put right pursuant to the investment agreement will be used for working capital and general corporate expenses.  Penny Auction proposes to expend these proceeds as follows:

Use of Proceeds	Put of 100% of available line	Put of 75% of available line	Put of 50% of available line	Put of 25% of available line
Gross Proceeds	$25,000,000	$18,750,000	$12,500,000	$6,250,000
Budget Timeframe	3 Years	2 Years	1.5 Years	1 Year
Cost of Goods Sold
Materials	$62,500	$46,875	$31,250	$15,625
Labor	$175,000	$131,250	$87,500	$43,750
General Variable Expenses
Advertising	$250,000	$187,500	$125,000	$62,500
Payroll	$5,000,000	$3,750,000	$2,500,000	$1,250,000
Payroll Taxes & Benefits	$1,250,000	$937,500	$625,000	$312,500
Sales Commissions	$250,000	$187,500	$125,000	$62,500
General Professional Fees	$375,000	$281,250	$187,500	$93,750
Operating Supplies	$125,000	$93,750	$62,500	$31,250
Travel	$125,000	$93,750	$62,500	$31,250
Communications	$50,000	$37,500	$25,000	$12,500
Maintenance Repairs	$125,000	$93,750	$62,500	$31,250
Office Supplies	$62,500	$46,875	$31,250	$15,625
Other Operating Expenses
Information Technology Center Development	$62,500	$46,875	$31,250	$15,625
Information Technology Resource Support Services	$125,000	$93,750	$62,500	$31,250
Website Development	$125,000	$93,750	$62,500	$31,250
Website Support / Consulting	$62,500	$46,875	$31,250	$15,625
Customer Service Projects	$125,000	$93,750	$62,500	$31,250
Inventory Purchases	$375,000	$281,250	$187,500	$93,750
Furniture, Fixtures & Equipment	$25,000	$18,750	$12,500	$6,250
General & Administrative	$37,500	$28,125	$18,750	$9,375
General Working Capital	$125,000	$93,750	$62,500	$31,250
Sales & Marketing Expenses
Sales Promotions	$50,000	$37,500	$25,000	$12,500
Sales & Marketing Consulting Services	$187,500	$140,625	$93,750	$46,875
Marketing Budget	$15,125,000	$11,218,500	$7,312,500	$3,406,250
Fixed Expenses
Licenses & Permits	$12,500	$9,375	$6,250	$3,125
Rent	$147,500	$110,625	$73,750	$36,875
Insurance	$15,000	$11,250	$7,500	$3,750
Standard Utilities	$50,000	$37,750	$25,000	$12,500
Commitment Fee to Kodiak Capital	$500,000	$500,000	$500,000	$500,000
Total Planned Expenses	$25,000,000	$18,750,000	$12,500,000	$6,350,000

We believe the net proceeds we may receive pursuant to our put right to Kodiak Capital, assuming we exercise the full amount of the put right under the investment agreement, will be sufficient to fund our operations for approximately three years, assuming application of the proceeds as outlined above in the table.  Revenues, if any, will extend the period over which the net proceeds from the sale of the shares will sustain our operations.  We intend to use the net proceeds from the exercise of our put right as and when received and accepted, and are not requiring ourselves to sell any predetermined minimum number of shares to Kodiak Capital before we sell any shares.  We believe that the primary source of funding available and any additional amount we may need to fully implement our business plan will be from the sale of additional shares of our common stock, which we have no assurance of selling, or from debt funding which we have no assurance of obtaining.  Our board of directors reserves the right to reallocate the use of proceeds, if, in its judgment, such reallocation will best serve our needs in meeting changes, developments and unforeseen delays and difficulties.  Pending use, the net proceeds will be invested in certificates of deposit, treasury bills, and similar short term, liquid investments with substantial safety of principal.

DETERMINATION OF OFFERING PRICE

The offering price of the securities to Kodiak Capital will equal 90% of the lowest closing highest posted bid price of the common stock of Penny Auction during the five consecutive trading days immediately after the put date.  There will be no underwriter discounts or commissions.

DILUTION

The difference between the price per share pursuant to the exercise of the put right and the as adjusted pro forma net tangible book value per share of common stock after this offering constitutes the dilution to investors in this offering.  Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

As of November 30, 2010, our pro forma net tangible book value of was ($6,621) or approximately ($0.000066) per share of common stock.  Pro forma net tangible book value per share consists of total assets less intangible assets and liabilities, divided by the total number of shares of common stock outstanding.  Without giving effect to any changes in such pro forma net tangible book value after November 30, 2010, other than to give effect to sale of 250,000,000 shares of common stock at an assumed purchase price of  $0.10 per share, the pro forma net tangible book value at November 30, 2010, would have been $24,993,379 or approximately $0.712 per share.  As of November 30, 2010, the net tangible book value per share of common stock owned by our current stockholders would have increased by approximately $0.071266 without any additional investment on their part and the purchasers of common stock will incur an immediate dilution of approximately $0.0288 per share from the purchase price.  “Dilution” means the difference between the offering price and the pro forma net tangible book value per share after giving effect to the offering.  Holders of common stock may be subjected to additional dilution if any additional securities are issued as compensation or to raise additional financing.  The following table illustrates the dilution which investors participating in this offering will incur and the benefit to current stockholders as a result of this offering:

Price per share(1)	$0.10
Pro forma net tangible book value per share as of November 30, 2010(2)	(0.000066)
Increase per share attributable to the exercise of the put right	0.071266
Pro forma net tangible book value after the exercise of the put right	0.0712
Dilution per share to new investors	0.0288

(1)	Assumes that $0.10 is 90% of the volume weighted price per share after the put right is exercised.

(2)
Does not include the issuance of a total of 8,065,000 shares of our common stock in January 2011 to our corporate secretary and six consultants in consideration for services rendered by them to us, the issuance of 2,940,000 shares of our common stock to Kodiak Capital and its designee as an additional commitment fee in December 2010, the issuance of 256,000 shares of our common stock between December 1, 2010 and December 31, 2010 pursuant to three concurrent private placements made by us pursuant to Rule 504 of Regulation D of the Securities Act at purchase prices of $0.01, $0.05, and $0.10 per share, and the cancellation of 88,000,000 shares of our common stock in January 2011 by our chief executive officer in exchange for the issuance of 4,000,000 shares of our Series A Preferred Stock to him.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder, other than Kodiak Capital, who plans to sell shares as described in this prospectus.  None of these stockholders will own any shares in the event they successfully sell all of the shares they have included for sale in the registration statement of which this prospectus is a part.  None of these selling stockholders are our directors, officers or controlling persons, within the meaning of the Securities Act.

We will use our reasonable efforts to keep the registration statement effective and update the prospectus until the securities owned by the selling stockholders have been sold or may be sold without registration or prospectus delivery requirements under the Securities Act.  We will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

The registration statement that we have filed with the Security and Exchange Commission, of which this prospectus forms a part, covers the resale of our common stock by the selling stockholders from time to time under Rule 415 under the Securities Act.  The filing of this registration statement was for the intention of providing those stockholders with additional liquidity with respect to their ownership of shares of common stock.

The selling stockholders may offer the common stock covered under this prospectus for resale from time to time.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of the common stock in transactions exempt from the registration requirements of the Securities Act.

	Beneficial Ownership of Common Shares Prior to this Offering(1)		Number of Shares to be Sold Under this Prospectus	Beneficial Ownership of Common Shares after this Offering
Selling Stockholder	Number of Shares	Percent of Class		Number of Shares(2)	Percent of Class
Patricia Park	334,000	*	334,000	0	0
Brenda Holt	20,000	*	20,000	0	0
David Holt	10,000	*	10,000	0	0
Roberta Loneragan	11,000	*	11,000	0	0
Grace Laciste	10,000	*	10,000	0	0
Frazier Miller Jr.	5,000	*	5,000	0	0
Dalva Lesmeister III	10,000	*	10,000	0	0
Stephen Holt	10,000	*	10,000	0	0
Dealie Park	60,000	*	60,000	0	0
Payton Framer	10,000	*	10,000	0	0
Lynette Webb	20,000	*	20,000	0	0
Andrew Wright	10,000	*	10,000	0	0
Barbara Tansky	10,000	*	10,000	0	0
Gaylen P. Johnson	60,000	*	60,000	0	0
Thomas Loneragan	10,000	*	10,000	0	0
Phil Loneragan	10,000	*	10,000	0	0
David Wiggins	10,000	*	10,000	0	0
Laura Hurlbut	40,000	*	40,000	0	0
Patricia Crespo	40,000	*	40,000	0	0
Lou Brenner	60,000	*	60,000	0	0
Carmen Rodriguez	10,000	*	10,000	0	0
Charles Gill	10,000	*	10,000	0	0
Connie Mosbaugh	10,000	*	10,000	0	0
Dean Martin	10,000	*	10,000	0	0
Lavonia Hall	10,000	*	10,000	0	0
Michael John Hug	10,000	*	10,000	0	0
Dean L. Nenni	10,000	*	10,000	0	0
Wayne Wong	20,000	*	20,000	0	0
Linda S. Harris	20,000	*	20,000	0	0
Kim M. West	20,000	*	20,000	0	0
Maura F. Robie	20,000	*	20,000	0	0
Chuck Johnston	15,000	*	15,000	0	0
William J. Norkoli	10,000	*	10,000	0	0
Donald H. Schroeder	85,000	*	85,000	0	0
Roger H. Voss	15,000	*	15,000	0	0
R. Pat and Karon Scott	10,000	*	10,000	0	0
Kenneth L. Hagemann	15,000	*	15,000	0	0
Donald and Jane Ritchie	10,000	*	10,000	0	0
A. Ernest White	10,000	*	10,000	0	0
Dave Bubb	10,000	*	10,000	0	0
Kenneth C. Nelson	10,000	*	10,000	0	0
Caseopia Jazmine Newcomb	15,000	*	15,000	0	0
Tom and Roxann Hare	10,000	*	10,000	0	0
D. Alan Turnquist	10,000	*	10,000	0	0
Kathryn Klamecki	10,000	*	10,000	0	0
John S. Hill	10,000	*	10,000	0	0
Donald J. and Lesley A. Hurd	40,000	*	40,000	0	0
Lance Dehning	10,000	*	10,000	0	0
James Nussbaum	10,000	*	10,000	0	0
Total:	1,200,000		1,200,000	0	0

*      Indicated beneficial ownership of less than one percent.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable under the investment agreement is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.  Except for David Wiggins who is a director of Penny Auction, all of the selling stockholders are unaffiliated third parties.

(2)
We have assumed the sale of all of the common shares offered under this prospectus will be sold.  However, as the selling stockholder can offer all, some, or none of its common stock, no definitive estimate can be given as to the number of shares that the selling stockholder will offer or sell under this prospectus.

Kodiak Capital will, subject to the exercise of our put right under the equity line of credit, sell up to ten million shares purchased from us pursuant to our put right under the equity line of credit subject to our investment agreement with Kodiak Capital.  We are unable to estimate the number of shares Kodiak Capital may sell under our put right, except that the total number may not exceed ten million shares.  If Kodiak Capital is successful in selling all of the shares it purchases from us, it will own none of our shares.

PLAN OF DISTRIBUTION

Kodiak Capital

Pursuant to our investment agreement with Kodiak Capital, we have the right to “put” to Kodiak Capital up to $25,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula).  Accordingly, this prospectus relates to the resale of up to 250,000,000 shares of our common stock by Kodiak Capital.

In conjunction with our investment agreement with Kodiak Capital, we issued a total of 4,900,000 shares of our common stock to Kodiak Capital and its designee as a commitment fee.  The shares are restricted stock as defined in Rule 144 under the Securities Act.

For the purpose of determining the number of shares of common stock to be offered by this prospectus, we have assumed that we will issue not more than 250,000,000 shares pursuant to the exercise of the put right, although the number of shares that we will actually issue pursuant to the put right may be more or less than 250,000,000, depending on the trading price of our common stock.  We currently do not intend to exercise the put right in a manner which would result in our issuance of more than 250,000,000 shares.

The investment agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $25,000,000 in shares of our common stock for a purchase price equal to 90% percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the investment agreement.  The aggregate dollar value that we will be permitted to put will be either: (a) $1,000,000 or (b) 200% of the average daily volume in the U.S. market of our common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice.  Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio. This prospectus covers, in part, the resale of our stock by Kodiak Capital either in the open market or to other investors through negotiated transactions. Kodiak Capital’s obligations under the investment agreement are not transferrable and this registration statement does not cover sales of our common stock by transferees of Kodiak Capital.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the equity line of credit;

•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the investment agreement and the attendant registration rights agreement;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The investment agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $25,000,000 of our common stock or thirty-six months after the effective date;

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Exchange Act.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak Capital.  The sale of these additional shares could cause our stock price to decline.  In turn, if the stock price declines and we issue more puts, more shares will go into the market, which could cause a further drop in the stock price.  You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit.  If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit.  We have no obligation to utilize the full amount available under the equity line of credit.

Selling Stockholders

We will not receive any proceeds from the sale of 1,200,000 shares by the selling stockholders which they now own for their own, individual accounts, not including Kodiak Capital described in the preceding section.  We have prepared the registration statement of which this prospectus is a part, and we are paying the costs of the registration statement.  We are solely responsible for the content of the registration statement and of this prospectus.  We have not engaged an underwriter for the offering made by selling stockholders.  Selling stockholders have advised us that none of them have engaged an underwriter for the offering.  We expect the individual selling stockholders to make their own decisions as to if and when to sell their shares and, in general, to place their respective shares in their individual accounts at their own securities broker-dealers and request the entry of sell orders against their stock positions.

Selling stockholders, including Kodiak Capital, may sell their shares in open market or block transactions or otherwise in accordance with the rules of the OTC Bulletin Board, or in private transactions, at prices related to the prevailing market prices or at negotiated prices.  Selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders for whom such broker-dealers may act as agent or to whom they sell as principal or both.  Upon any sale of shares offered hereby, selling stockholders and participating broker-dealers or selling agents may be deemed to be “underwriters” as that term is defined in the Securities Act, in which event any discounts, concessions or commissions they receive, which are not expected to exceed those customary in the types of transactions involved, or any profit on re-sales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

Regulation M Restrictions

Any selling stockholder, including Kodiak Capital, or any affiliate of a selling stockholder or any selling stockholders who are acting in concert may violate Regulation M of the Exchange Act in the event any such person, directly or indirectly, places a bid to purchase, purchases, or attempts to induce another person to bid for or purchase shares of the common stock in the public market before the time such selling stockholder or all the selling stockholders who are acting in concert, as the case may be, have sold all of their shares of common stock which are covered by this prospectus. Accordingly, no selling stockholder and no affiliate of a selling stockholder and no selling stockholders who are acting in concert should place bids for the purchase of, purchase or attempts to induce another person to bid for or purchase shares of the common stock in the public market for the common stock, in the event a public market develops, until such person has sold all of his shares covered by this prospectus.  Any person who, directly or indirectly, bids for or effects any purchase of the common stock for the purpose of pegging, fixing or maintaining the price of the common stock(known as “stabilizing”), which bid or purchase does not comply with Regulation M, will be in violation of the regulation.  Furthermore, no stabilizing is permitted at a price that the person stabilizing knows or has reason to know does not comply with Regulation M or which is the result of activity that is fraudulent, manipulative, or deceptive under the federal securities laws and regulations.

Pursuant to the provisions under the Exchange Act and the rules and regulations there under, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to the shares during the applicable “cooling off” period prior to the commencement of such distribution.

General

Any shares covered by the prospectus that qualify for resale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.  In addition to selling the shares of common stock, the selling security holders may transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets.

DESCRIPTION OF SECURITIES

Common Stock

The securities being offered are shares of common stock.  The authorized capital of Penny Auction consists of 495,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.  The holders of common stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of Penny Auction;

•	are entitled to share ratably in all of the assets of Penny Auction available for distribution upon winding up of the affairs of Penny Auction; and

•	are entitled to one cumulative vote per share on all matters on which stockholders may vote at all meetings of stockholders.

The shares of common stock do not have any of the following rights:

•	special voting rights;

•	preference as to dividends or interest;

•	preemptive rights to purchase in new issues of shares;

•	preference upon liquidation; or

•	any other special rights or preferences.

In addition, the shares are not convertible into any other security.  There are no restrictions on dividends under any loan, other financing arrangements or otherwise.  Penny Auction does not have any preferred stock issued or outstanding nor any designated series specifically authorized.

Series A Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share.  We currently have 4,000,000 shares of Series A Preferred Stock outstanding, all of which are owned by Corey Park, our chief executive officer, president, chief financial officer and chairman.  Each share of outstanding Series A Preferred Stock has twenty (20) votes and is convertible into twenty (20) shares of common stock at the option of the holder.  The Series A Preferred Stock does not have dividend, redemption or pre-emptive rights, and does not have a liquidation preference over the common stock.

Effect of the California Corporations Code

The California Corporations Code includes provisions designed to apply certain aspects of California law to corporations organized outside California where, in general, such corporations are doing more than 50% of their business in California and have more than 50% of their outstanding voting securities held of record by persons residing in California (the “California Test”).  These provisions, which are generally more restrictive than their counterparts under Nevada law, currently apply to Penny Auction.

Among the provisions of the California law which will apply are limitations on corporate dividends and other distributions and rights of stockholders to cumulate votes in the election of directors.  Numerous other provisions which are listed in Section 2115 of the California General Corporation Law could also apply.  In some cases, these provisions are in conflict with the laws of Nevada. The following summarizes some of the principal differences which could apply to Penny Auction:

Under both Nevada and California law, cumulative voting for the election of directors is permitted.  However, under Nevada law cumulative voting must be expressly authorized in the Certificate of Incorporation.  Both Nevada and California law allow a classified board of directors, however, Nevada law requires that it be authorized in the Certificate of Incorporation or the bylaws.  California law does not permit staggered classes for smaller corporations, such as Penny Auction, and directors must be elected at each annual meeting of stockholders.  Under Nevada law, the Certificate of Incorporation or bylaws may limit the removal of directors for cause only, while under California law, stockholders may remove directors without cause.  Pursuant to Nevada law, the directors may amend the bylaws to change the number of authorized directors.  Under California law, subject to limited circumstances, any amendment to the bylaws changing the number of authorized directors requires stockholder approval.

Under Nevada law, a director is obligated to discharge his or her duties in good faith and to inform himself or herself about all material information reasonably available to him or her before making a business decision.  Pursuant to California law, a director is obligated to discharge his or her duties in good faith, and to exercise such care, including reasonable inquiry, as an ordinarily prudent person in a similar position would use under similar circumstances.  Whereas California law specifically prohibits a corporation from limiting or eliminating a director’s liability for reckless disregard or abdication of these duties, Nevada Law contains no such prohibition.

California law also requires stockholder approval for certain sale-of-assets and stock-for-stock reorganizations, whereas Nevada law does not require such approval.  Nevada law permits the payment of dividends from paid-in and earned surplus or redemption of shares from earned, paid-in or reduction surplus.  Under California law, any such distributions cannot be made unless retained earnings equal or exceed the amount of the distributions, except that the distribution is not allowed if, after giving effect to the distribution, the corporation’s tangible assets are less than 125% of its liabilities, the corporation’s current liabilities exceed its current assets, the corporation’s average operating income for the two most recently completed fiscal years is less than 125% of its current liabilities, or the corporation would be unable to meet its liabilities as they mature.

At such time as Penny Auction has any class of securities listed on the New York Stock Exchange or the American Stock Exchange, or approved for inclusion on the Nasdaq National Market System, and Penny Auction has at least 800 holders of its equity securities, or Penny Auction no longer satisfies each of the elements of the California Test, we will be exempt from the provisions of Section 2115.  No assurance can be given that Penny Auction will ever satisfy any exemption from Section 2115.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of Penny Auction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this prospectus.  This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties.  Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” beginning on page 5 and elsewhere in this prospectus.

Overview

Penny Auction Solutions, Inc. is a California-based, Nevada corporation, which plans to capitalize on consumer demand from users who seek to bid on high end retail items at a fraction of their cost via a fun and exciting online experience.  The penny auction industry is young and has only been in existence for approximately four years.  We plan to become a dominate player in the penny auction industry via our ability to draw down on the equity line of credit under our investment agreement with Kodiak Capital to fuel our operations.

Within the next 12 months, we intend to accomplish the following goals:  (1) begin operations, (2) begin hosting live auctions in several countries via our planned penny auction websites, (3) update our corporate website, (4) hire additional employees to manage our business growth, (5) secure contracts with key strategic business partners to help us manage our information technology, sales and marketing, and human resource needs, and promote our planned brand, (6) increase the valuation of our company, and (7) find opportunities to give back to our local community through charity efforts.

We believe that our industry as a whole currently lacks a long-term vision for the growth of the industry and individual sites.  We believe the best way to grow a penny auction business is by attracting new customers and creating customer loyalty in order to retain existing customers.  We believe that most penny auction sites lack the capital necessary to market and promote their sites to attract a sufficient number of new customers while maintaining daily operations.  Many existing penny auction websites may be operated on a part-time basis making it nearly impossible for site owners to devote the amount of time and resources necessary to grow and consequently maintain an active customer base.

Management believes that by using the proper marketing strategies it is possible to attract customers to penny auction websites at a rapid rate.  We are currently in the process of engaging one or more public relation firms to assist us with developing long-term marketing strategies based on our online business model.  We have also built relationships with several individuals who have experience in our industry.  We plan to hire some of these individuals as consultants in order to gain insight from their experiences.

Penny Auction is focused on developing successful marketing campaigns to attract and retain customers, including several “membership based” reward systems which management believes will assist with long-term, sustained growth and profitability.

Management believes that Penny Auction has a focused strategy, experienced management team, and a successful business concept.  Additional investment capital is required in order to implement our business model and grow the business to an international level.

Results of Operations

The period of August 25, 2010 (date of inception) to August 31, 2010

Revenue.  Total revenue for the period of August 25, 2010 (date of inception) to August 31, 2010 was $0.  We anticipate that over the fourth quarter of 2010, our earnings to also be $0 since we are not scheduled to go live with our first penny auction website until March 2011.

Operating Expenses.  Operating expenses for the period of August 25, 2010 (date of inception) to August 31, 2010 were $904.  Operating expenses for the period were comprised of organization costs as well as attorney fees, accounting fees, and other administrative expenses associated with setting up our operations.

Other Expenses.  Other expenses for the period of August 25, 2010 (date of inception) to August 31, 2010 were $5,000.  Other expenses for the period were comprised of financing costs paid to Kodiak Capital Group, LLC.

Net Loss.  Net loss for the period of August 25, 2010 (date of inception) to August 31, 2010 was ($5,904).  This net loss was the result of organization costs, attorney fees, accounting fees, and administrative costs associated with setting up our operations.  Currently operating costs exceed revenue because we do not have sales.  We cannot assure when or if revenue will exceed operating costs.

The period of September 1, 2010 to November 30, 2010

Revenue.  Total revenue for the period of September 1, 2010 to November 30, 2010 was $0.  We anticipate that over the first quarter of 2011, our earnings to also be $0 since we are not scheduled to go live with our first penny auction website until March 2011.

Other Expenses.  Other expenses for the period of September 1, 2010 to November 30, 2010 were $364.  Other expenses for the period were comprised of interest expense accrued on related party loans from the Company’s CEO, Corey Park.

Operating Expenses.  Operating expenses for the period of September 1, 2010 to November 30, 2010 were $39,193.  Operating expenses for the period were comprised of $5,820 for general and administrative expenses and $33,373 for professional fees.

Net Loss.  Net loss for the period of September 1, 2010 to November 30, 2010 was ($39,557).  This net loss was the result of $33,373 for professional fees and $5,820 for general and administrative expenses.  Currently operating costs exceed revenue because we do not have sales.  We cannot assure when or if revenue will exceed operating costs.

Liquidity and Capital Resources

We had net cash of $100 at August 31, 2010 and $30,455 at November 30, 2010.

During the period of August 25, 2010 (date of inception) to August 31, 2010, we used ($9,404) of cash for operating activities. A portion of the funds were used to pay legal fees, bookkeeping fees, and independent auditor fees related to this registration statement.

During the period of September 1, 2010 to November 30, 2010, we used ($15,125) of cash for operating activities. A large portion of the funds were used to pay for legal and professional fees.

Cash provided by financing activities relating to the issuance of shares of common stock during the period of August 25, 2010 (date of inception) to August 31, 2010 was $9,504.  Cash provided by financing activities relating to the issuance of shares of common stock during the period of September 1, 2010 to November 30, 2010 was $45,480.  Since inception, our capital needs have primarily been met from loans made to us by The Auction Coach.Com, LLC, a single member limited liability company owned by our Chief Executive Officer and majority shareholder, Corey Park.

We will have additional capital requirements during 2011.  We do not expect to be able to satisfy our cash requirements through online auction sales, and therefore we will attempt to raise additional capital through the sale of our common stock.

We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all.  We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations.  The list is not intended to be a comprehensive list of all of our accounting policies.  In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application.  The impact and any associated risks related to these policies on our business operations is discussed throughout management's Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results.  Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.  There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

Penny Auction recognizes service revenues using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

At the inception of a customer contract for service, we make an assessment as to that customer’s ability to pay for the products purchased.  If we subsequently determine that collection from the customer is not reasonably assured, we record an allowance for doubtful accounts and bad debt expense for all of that customer’s unpaid invoices and ceases recognizing revenue for continued services provided until cash is received.

From time to time, we may enter into contracts to sell services to unrelated companies at or about the same time we enter into contracts to purchase products or services from the same companies.  If we conclude that these contracts were negotiated concurrently, we expect to record as revenue only the net cash received from the vendor.

We may from time to time resell licenses or services of third parties.  Revenue for these transactions would be recorded when we have risk of loss related to the amounts purchased from the third party and we add value to the license or service, such as by providing maintenance or support for such license or service.  If these conditions are present, we recognize revenue when all other revenue recognition criteria are satisfied.

Stock Based Compensation Expense

The Company adopted FASB guidance on stock based compensation upon inception on August 25, 2010. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company did not issue any stock and stock options for services and compensation for the period from August 25, 2010 (Inception) through November 30, 2010.

FASB ASC 718-10-30-2 requires measurement of all employee share-based payments awards using a fair-value method.  When a grant date for fair value is determined we will use the Black-Scholes-Merton pricing model.  The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield.  The weighted-average expected term for stock options granted is calculated using the simplified method.  The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option.  We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Penny Auction has data.  We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

FASB ASC 718-10-30-2 requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover.  Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed.  If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements.  If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements.  The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant.

Penny Auction will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model.  If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost.  Penny Auction recognizes expense using the straight-line attribution method.

BUSINESS
General

We are an online penny auction company that plans to capitalize on consumer demand from users who seek to bid on high end retail items at a fraction of their cost via a fun and exciting online experience.  We believe that penny auctions are more entertaining than traditional online auctions such as eBay because penny auctions happen in a matter of minutes, instead of weeks or months.

We anticipate that our penny auction websites will operate as fast-paced auction communities where consumers can bid on items in one-cent increments.  In order to participate in our online penny auctions, each potential customer will be required to register as a member of one of our penny auction web sites, which will allow the customer access to all auction items up for bid on that site.  Members will then be required to purchase “bid packs” in increments of 20, 50, 100, or more at purchase prices ranging from $0.50 to $1.00 per bid.  Our website members will then be able to use the bids they purchase to participate in any of our available auctions.  Once a member places a bid, the bid fee will not be returned to the member.  Each bid raises the price of an item by $0.01.  The auctions will be timed and a timer will display on the screen that will count down to zero so each bidder can see the time remaining to bid.  Smaller items may only be ten-minute auctions while larger items may last as long as several hours.  However, as a bid is placed on a particular item, we will add ten seconds to the clock to provide other bidders an opportunity to keep bidding on that item.  An auction ends when the timer reaches zero. The last bidder to place a bid before the clock reaches zero wins the item and may then purchase the item at the closing price.

Penny auction websites, such as the type we plan to offer, typically collect 150% or more of the value of a product because they keep the bid money that each bidder bids on a product.

We believe that we have several competitive advantages in the online penny auction space.  For example, we believe that we have the ability to penetrate the global marketplace with the 291 (penny auction) keyword, internet domains that we have secured as well as the numerous pennyauction.mobi domain names we have secured from all around the world.  We also plan to employ new technologies and strategies in the penny auction marketplace which we believe will enhance our members’ experiences and set us apart from our competitors.

The Market

Potential Customers.  Management believes that penny auctions have wide appeal among consumers, appealing to both young and old and males and females.  Our target market is the many countries in which we own premium keyword domains for penny auctions, as well as the mobile internet market.  Our target audience is online consumers who enjoy shopping, gaming and great deals.

Although users of our penny auction websites will have a broad array of characteristics, we expect many common trends among our potential users.  The following is a list of the demographics we believe exemplify the broad group of users that we expect will participate in our penny auctions:

•	Ages 18 to over 65
•	Per capita income of $20,000 to $75,000 among working individuals
•	Bargain hunters and deal seekers who desire to acquire big ticket retail items at a lower cost

Potential Websites.  Once our first penny auction website is launched, we plan to replicate the site in a number of languages, allowing us to operate throughout the world.  We have reserved more than 291 top keyword penny auction style domain names in many countries around the world, including many dot mobi penny auction keyword domains.

Our team now has access to technology which allows us to covert our auction sites to a mobile (.mobi) website with the click of a button.  This will allow us to provide a user friendly environment for mobile users who prefer their content to better fit their smaller screen.

Many people already shop using their phones, and a lot of individuals around the globe only have access to the internet through their mobile phones.  We believe that mobile phone internet usage is the future of the penny auction market.  We believe that we are positioned to participate in this potentially addictive, mobile shopping entertainment craze.

Auction Items and Inventory

In order to determine the types of items we will auction on our websites, we plan to consult ongoing marketplace surveys and reports issued by other penny auction sites and to rely on the advice of our merchandising department.  Based on our research of the penny auction industry to date, we believe that he best products to auction include, but are not limited to, high-end electronics (i.e. iphones, ipads, laptops, televisions, cameras, and computer games), hobby equipment, vacation packages, clothing accessories, gift cards, home décor items, and automobiles.  We plan to obtain our merchandise from retailers such as Amazon.com, Best Buy, Apple, and Dell Computers.  We do not anticipate that we will maintain any inventory.  We plan to purchase auction items after the auction for an item has closed.  After collecting the closing bid amount from the winning bidder, we will order the item from appropriate retailers who will then drop-ship the item directly to the winning bidder.

Revenue Model

Currently, the world is in a recession.  Many economists expect that after this recession ends, the economy will begin a prolonged recovery period.  We believe that the current recession and possible prolonged recovery will have little impact on our ability to generate revenue.  We believe that demand by consumers for the potential to acquire big ticket items at a fraction of the cost will continue during the recession, enabling us to become profitable and achieve a positive cash flow.

According to the Stanford Report on Penny Auctions, studies have shown that 11% of users on penny auction websites typically purchase 800 bids per visit at an average of price of $0.60 per bid.  We anticipate that we will earn revenue through the sale of “bid packs” on our penny auction websites.  Bid packs, a group of bids sold in increments of 20, 50, 100, or more, are the instruments that are predominately used in the penny auction industry to allow a member to bid on auction items.  Bid packs must be purchased before a member can bid on an auction item.  Bid packs will enable a member to bid on any of our then current auctions.

Marketing

We plan to implement multiple strategies to market our penny auction websites and gain national recognition.  We anticipate that our primary target audience will be big spenders on other penny auctions websites and individuals we attract to our websites via our marketing strategies.  We have researched the user bases and characteristics of our top four competitors in the penny auction industry.  Based on this research we have identified and profiled the big spenders by age group, income, education level, online habits, and family status.  We have also identified the main pay per click keywords that our top four competitors are targeting for arbitrage.  Using this information we plan to engage a top internet marketing agency to design and implement an online and offline marketing campaign to drive traffic to our websites.  We have identified the following marketing channels and outlets to promote our business and websites:  online banner advertisements, pay-per-click advertisements, online commercials, pop-up advertisements, television advertisements, radio advertisements, opt-in email campaigns, affiliate website marketing, major newspaper advertisements (online and offline), search engine optimization techniques, co-op marketing campaigns with business partners, and public relations releases.

Competition

This section contains our analysis of our major competitors.  Although penny auction websites have only existed in the United States for approximately one year, they are already gaining traction.  Their viral nature tends to help their user base grow quickly.  These young sites receive a lot of traffic and most have only been live for 12 to 18 months.

Swoopo.com was founded in Germany only four years ago.  Swoopo.com currently has the largest market share, with 2.5 million registered users.  The company has published profits of $18 million dollars in just four years of operation.

Bidcactus.com is a very popular penny auction website in the United States and tends to auction cruises and gift cards.  Bidcactus.com went live in June 2010. In just over a year, the company has captured a large segment of the penny auction market in the United States through the effective us of search engines.  Bidcactus.com recently began running television commercials in California.

Madbid.com most closely resembles our business plan.  They provide fast paced auctions for big ticked and brand named items.

Bidgdeal.com offers penny auctions of smaller items such as gift cards and small electronics and scales up to large, expensive, and very popular big-ticket items, as well.

Beezid.com is one of the most user friendly websites in the industry and will serve as a model for our websites.  Beezid.com recently began buying television advertisements on late-night Discovery Channel-owned television networks, such as The Military Channel.

In addition to the competition we face from other online penny auction websites, we face competition from others in the online auction industry, including but not limited to eBay.  Although it is not a penny auction-style website, many people have come to trust eBay as a source for purchasing retail items.

Intellectual Property

Intellectual property is an important element of our business.  We expect to rely on a combination of copyright, trademark, and trade secret laws of the United States and other countries and confidentiality procedures to protect our intellectual property rights.  Our employees and independent contractors will be required to sign agreements acknowledging that all inventions, trade secrets, works of authorship, developments, and other processes generated by them on our behalf are our property, and assigning to us any ownership that they may claim in those works.  Despite our precautions, it may be possible for third parties to obtain and use, without consent, intellectual property that we own or license.  Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We plan to file a trademark application with the United States Patent and Trademark Office for our Penny Auction Solutions, Inc. logo, but have not yet been issued a registered trademark.  We do not have any patents issued by the U.S. Patent and Trademark Office for our intellectual property, but may file for patent protection in the future.  We also plan to file copyright applications with the United States Copyright Office for our websites.  We do not own any copyrights registered with the U.S. Copyright office.

We cannot be sure that we will not infringe the intellectual property rights of others.  We may be subject to legal proceedings and claims in the ordinary course of business and third parties may sue us for intellectual property infringement or initiate proceedings to invalidate our intellectual property.  Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all), pay damages or curtail our product and service offerings.  We may also need to redesign some of our products or services to avoid future infringement liability.  Any of the foregoing could prevent us from competing effectively and could adversely affect our business.

Government Regulation

We are not currently subject to direct federal, state or local regulation, or laws or regulations applicable to access to or commerce on the internet, other than regulations applicable to businesses generally.  However, due to the increasing popularity and use of the internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the internet or other online services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security.  Although sections of the Communications Decency Act of 1996 were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted in the future.  In addition, applicability to the internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.  The vast majority of such laws was adopted prior to the advent of the internet and, as a result, do not contemplate or address the unique issues of the internet and related technologies. In addition, numerous states, including the State of California in which our headquarters are located, have regulations regarding the manner in which “wholesalers/retailers” may conduct business and the liability of “wholesalers/retailers” in conducting such business.  There can be no assurance that any state will not attempt to impose additional regulations upon us in the future or that such imposition will not have a material adverse effect on our business, results of operations and financial condition.

Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies.  The Federal Trade Commission has also recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties.  Changes to existing laws or the passage of new laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace that could reduce demand for our services or increase the cost of doing business as a result of litigation costs or increased service delivery costs, or could in some other manner have a material adverse effect on our business, results of operations and financial condition.  In addition, because our services are planned to be accessible worldwide and to facilitate sales of goods to users worldwide, other jurisdictions may claim that we are required to qualify to do business as a foreign corporation in a particular state or foreign country.  We are qualified to do business in one state in the United States, and failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify, and could result in our inability to enforce contracts in such jurisdictions.  Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, results of operations, and financial condition.

Property

Penny Auction currently leases approximately 160 square feet of office space at 7964 Arjons Drive, Suite H-206, San Diego, California 92126 at a rental rate of approximately $161 per month pursuant to a month-to-month lease.

Employees

As of December 31, 2010, Penny Auction has five employees.  As our business operations commence and progress, we expect to hire approximately eight to ten full time employees.  We also expect to utilize the services of several consultants on a regular basis to provide us with information technology, sales and marketing, and human resource support.

Legal Proceedings

None.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Common Stock

Currently, there is no public trading market for Penny Auction’s common stock.  In order to qualify for listing on the Over the Counter Bulletin Board, we must comply with the eligibility rules of the Bulletin Board (that is, all listed companies must be reporting companies), and accordingly we are filing this Form S-1 registration statement with the SEC (to be followed with the filing of a Form 8-A registration statement).

As of January 10, 2011, Penny Auction had 59 holders of its common stock and one holder of its Series A Preferred Stock.  The number of record holders was determined from our records.

Dividends

We have not declared or paid any cash dividends on our common stock and we do not expect to pay any cash dividends in the foreseeable future.  The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements, and other factors that our board of directors considers significant.  We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Equity Compensation Plan Information

Penny Auction does not have any equity compensation plans in effect at this time.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., telephone (303) 282-4800.

MANAGEMENT

Executive Officers and Directors

The following table provides information concerning each officer and director of Penny Auction. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.

Name	Age	Position	Since
Corey Park	39	Chairman, Chief Executive Officer, President, and Chief Financial Officer	August 2010
Micheal Holt	46	Director and Chief Operating Officer	August 2010
Daniele Eastwood	30	Director and Corporate Secretary	August 2010
David Higgins(1)	44	Director	December 2010

(1)	Member of audit committee.

Corey Park, age 39, has been the chief executive officer, president, chief financial officer and chairman of the board of directors of Penny Auction since its inception on August 25, 2010.  Mr. Park has also been the chief executive officer, president, chief financial officer, and chairman of Ecommerce Integration Technologies, Inc., a Nevada corporation and our affiliate, and E-Commerce Concepts, Inc, a Nevada corporation and our affiliate, since their inceptions in December 2010.  Mr. Park has been a successful entrepreneur for 16 years.  Since July 2010, he has been the president of Advanced Real Estate Consulting, Inc., an online real estate consulting company located in Las Vegas, Nevada that currently generates more than $50,000 per month in revenue.  Since May 2010, he has been the managing member of Park Avenue Capital Partners, Inc., a consulting company located in Coral Springs, Florida.  Since March 2009, Mr. Park has been the president of Emerging Growth Funding L.L.C., a consulting company located in Miramar, Florida.  Since October 2008, he has been the managing member of Auctionmentoring.com U.S.A. L.L.C., an auction consulting company.  From October 2009 to July 2010, Mr. Park was the managing member of The Auction Coach, L.L.C., an auction consulting company located in Las Vegas, Nevada.  From March 2008 to October 2009, he was the managing member of Auctionmentoring.com L.L.C., an auction consulting company.  From May 2007 to March 2008, he was the president of Park Place Realty, L.L.C., a real estate brokerage firm located in Apopka, Florida.  From January 1999 to May 2007, Mr. Park was the president and founder of Helping Hand Educational Services, L.L.C., a national educational software marketing business located in Miramar, Florida which became one of the top distributors of curriculum-based software in the nation during his tenure and prior to his sale of the company.

Micheal Holt, age 46, has been the chief operating officer and a director of Penny Auction since August 26, 2010.  Mr. Holt has also been the chief operating officer and a director of Ecommerce Integration Technologies, Inc., a Nevada corporation and our affiliate, since its inception in December 2010.  Mr. Holt has extensive experience in startup operations, including 25 years of operations management experience with an emphasis in sales and marketing initiatives for small to mid-size firms.  Since July 2008, he has owned and operated Champion Real Estate Investment, LLC, a real estate auction and investment company located in San Diego, California.  In June 2004, Mr. Holt founded and, from June 2004 to July 2008, Mr. Holt was the chief executive officer and president of Holt Financial Group, a financial planning services firm, Holt Financial and Insurance Services, Inc., an insurance agency and financial planning services firm, and SeminarProSystem, Inc., an event planning company for professional speakers located in San Diego, California.  Prior to founding Holt Financial Group, Holt Financial and Insurance Services, Inc. and SeminarProSystem, Inc., for over 18 years Mr. Holt worked in management positions at several fortune 1000 companies, including General Electric where he was a corporate business analyst, cost accountant, and systems director, Management Insight where he was a project leader, chief operating officer, and acting chief executive officer, Systems and Computer Technology where he was a senior business analyst, manager, and director of Western operations, and Harcourt Trade Publishers where he was the director of information management.

Daniele Eastwood, age 30, has been the corporate secretary and a director of Penny Auction since August 26, 2010.  Ms. Eastwood has also been the corporate secretary and a director of Ecommerce Integration Technologies, Inc., a Nevada corporation and our affiliate, since its inception in December 2010.  Since July 2010, Ms. Eastwood has been the treasurer of Advanced Real Estate Consulting, Inc., an online real estate consulting company located in Las Vegas, Nevada.  From October 2008 to July 2010, she was a director of business development and acting directing secretary of Auctionmentoring.com U.S.A. L.L.C., an auction consulting company.  From February 2004 to October 2008, Ms. Eastwood was a sales executive with Consolidated Resorts, Inc, a timeshare company located in Las Vegas, Nevada.

David Wiggins, age 44, has been a director of Penny Auction since December 2010.  Mr. Wiggins was born in Minnesota and raised in Arizona and Southern California.  After working in marketing and sales for Coca Cola enterprises for over eight years, Mr. Wiggins moved into the entertainment business joining TM Productions in 1994.  Since that time Mr. Wiggins has become a part owner and Vice President of TM Productions.  In 2007, Mr. Wiggins co-founded MND Events to produce and promote club/bar events.  MND Events is working with the state of Hawaii to bring Paradise Festival to the islands in May 2011 as a yearly event celebrating music and what the local island has to offer. Mr. Wiggins is also a partner in Neighbors Entertainment, a commercial and independent film production company he co-founded in 1989 that controls the many film, stage, and book rights of the George Axelrod estate. In 1999, Mr. Wiggins was a producer on the independent film Em & Me which has won numerous awards on the film festival circuit both in the United States and abroad.  In 2005, Mr. Wiggins also served as executive producer on the hit independent film My Big Fat Independent Movie.

Board of Directors

Our board of directors currently consists of four directors.  Only one of our directors is “independent” as defined in Rule 4200 of FINRA’s listing standards.  Our independent director, Mr. David Wiggins, is the sole member and chairman of our audit committee.  Mr. Wiggins meets the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.”  We plan to appoint additional independent directors to our board of directors in the future.

Committees of the Board of Directors

Our board of directors currently has a standing audit committee. We plan to establish a compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by the majority of independent directors.  The following is a brief description of our committees and contemplated committees.

Audit Committee

David Wiggins is the sole member of our audit committee. Mr. Wiggins is considered to be independent as defined in Rule 4200 of FINRA’s listing standards and meets the applicable FINRA listing standards for designation as an “Audit Committee Financial Expert.”  The board of directors has adopted a written charter of the audit committee.  The audit committee is authorized by the board of directors to review, with our independent accountants, the annual financial statements of Penny Auction prior to publication, and to review the work of, and approve non-audit services performed by, such independent accountants.  The audit committee will make annual recommendations to the board for the appointment of independent public accountants for the ensuing year.  The audit committee will also review the effectiveness of the financial and accounting functions and the organization, operations and management of Penny Auction.  The audit committee was formed in October 2010.  The audit committee held one meeting during the calendar year ending December 31, 2010 and plans to hold quarterly meetings during the calendar year ending December 31, 2011.

Pursuant to the audit committee charter, the functions of our audit committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
•	engaging and pre-approving audit and non-audit services to be rendered by our independent auditors;
•	recommending to our board of directors the engagement of our independent auditors and oversight of the work of our independent auditors;
•
reviewing our financial statements and periodic reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;
•	administering and discussing with management and our independent auditors our code of ethics; and
•	reviewing and approving all related-party transactions in accordance with applicable listing exchange rules.

Compensation Committee

We plan to establish a compensation committee. The functions of our compensation committee will include:

•
reviewing and, as it deems appropriate, recommending to our board of directors, policies, practices and procedures relating to the compensation of our directors and executive officers and the establishment and administration of certain of our employee benefit plans;

•	exercising authority under certain of our employee benefit plans; and
•	reviewing and approving executive officer and director indemnification and insurance matters.

Corporate Governance and Nominating Committee

We plan to establish a corporate governance and nominating committee. The functions of our corporate governance and nominating committee will include:

•	developing and recommending to our board of directors our corporate governance guidelines;

•	overseeing the evaluation of our board of directors;
•	identifying qualified candidates to become members of our board of directors;
•	selecting nominees for election of directors at the next annual meeting of shareholders (or special meeting of shareholders at which directors are to be elected); and
•	selecting candidates to fill vacancies on our board of directors.

Compensation Committee Interlocks and Insider Participation

Once established, no member of our compensation committee will serve as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee. No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Code of Conduct

Penny Auction has adopted a code of conduct that applies to all of our directors, officers and employees.  The text of the code of conduct has been posted on Penny Auction’s internet website and can be viewed at http://www.pennyauctionsolutions.com.  Any waiver of the provisions of the Code of Conduct for executive officers and directors may be made only by the audit committee and, in the case of a waiver for members of the audit committee, by the board of directors.  Any such waivers will be promptly disclosed to Penny Auction’s shareholders.

Limitation of Liability and Indemnification of Officers and Directors

Under Nevada General Corporation Law and Penny Auction’s Articles of Incorporation, Penny Auction’s directors will have no personal liability to Penny Auction’s stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.”  This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in Penny Auction’s Articles of Incorporation is to eliminate the rights of Penny Auction’s stockholders (through stockholder’s derivative suits on behalf of Penny Auction) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above.  This provision does not limit nor eliminate the rights of Penny Auction or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, Penny Auction’s Articles of Incorporation provide that if Nevada law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended.  Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law. Penny Auction’s bylaws provide for indemnification of such persons to the full extent allowable under applicable law.  These provisions will not alter the liability of the directors under federal securities laws.

Furthermore, we will enter into agreements to indemnify Penny Auction’s directors and officers, in addition to the indemnification provided for in Penny Auction’s bylaws.  These agreements, among other things, will indemnify Penny Auction’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Penny Auction, arising out of such person’s services as a director or officer of Penny Auction, any subsidiary of Penny Auction or any other company or enterprise to which the person provides services at the request of Penny Auction.  We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Penny Auction pursuant to the foregoing provisions, Penny Auction has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation we have paid to the named executive officers for all services rendered in all capacities, for the period from August 25, 2010 (inception) to August 31, 2010.  We do not have any executive officers whose compensation exceeded $100,000 during the period.

Name and Position	Year	Salary	Bonus	Stock Awards ($)	All Other Compensation	Total
Corey Park, Chief Executive Officer President, and Chief Financial Office	Inception to August 31,2010	0(1)	0	(1)	0	(1)
Micheal Holt, Chief Operating Officer	Inception to August 31,2010	0(2)	0	(2)	0	(2)
Daniele Eastwood, Corporate Secretary	Inception to August 31,2010	0(3)	0	(3)	0	(3)
Officers as a Group	Inception to August 31,2010	0	0		0

(1)
On or about August 25, 2010, we issued 88,000,000 shares of our common stock to Mr. Park as founder’s shares valued at $88,000.  On or about January 10, 2011, Mr. Park submitted his 88,000,000 shares of our common stock to us for cancellation in exchange for which we issued him 4,000,000 shares of our Series A Preferred Stock.  Upon our first exercise of the put right, we plan to commence paying an annual salary of $150,000 to Mr. Park.

(2)
On or about August 25, 2010, we issued 5,000,000 shares of our common stock to Mr. Holt as founder’s shares valued at $5,000.  Upon our first exercise of the put right, we plan to commence paying an annual salary of $125,000 to Mr. Holt.

(3)
On or about January 10. 2011, we issued 4,000,000 shares of our common stock to Ms. Eastwood in consideration for services rendered by her to us.  Upon our first exercise of the put right, we plan to commence paying an annual salary of $50,000 to Ms. Eastwood.

Outstanding Equity Awards at Fiscal Year End

None of our executive officers have received any stock options or unvested stock awards during the period from August 25, 2010 (inception) to August 31, 2010.

Employment Agreements

Penny Auction has not entered into any employment agreements with its executive officers to date, and does not intend to enter into employment agreements with them at this time.  Penny Auction may enter into employment agreements with them in the future.

Employee Benefit Plans

In the future, we may establish a management stock option plan pursuant to which stock options may be authorized and granted to our executive officers, directors, employees and key consultants.  Stock options or a significant equity ownership position in Penny Auction may be utilized by us in the future to attract one or more new key senior executives to help facilitate our growth.

Director Compensation

No compensation was paid to our directors for their service as directors during the period from August 25, 2010 (inception) to August 31, 2010.  Although directors receive no salary for their services to us as directors, we reimburse them for expenses actually incurred in connection with attending meetings of the board of directors.  Commencing in 2011, we plan to pay our non-employee directors $1,000 per board meeting attended in person and $500 for each telephonic meeting.  In addition, we plan to compensate members of our board committees as follows: (i) each independent member of the audit committee will receive $500 per meeting and (ii) each independent member of the compensation and governance committee will receive $500 per meeting.  We also plan to provide each new non-employee director with a one-time issuance of 50,000 shares of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 10, 2011, by (i) each director, (ii) each executive officer, (iii) all directors and executive officers as a group, and (iv) each person who beneficially owns more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of January 10, 2011 are deemed outstanding even if they have not actually been exercised.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The percentage ownership of each beneficial owner is based on 24,165,000 outstanding shares of common stock and 4,000,000 outstanding shares of preferred stock.  Except as otherwise listed below, the address of each person is c/o Penny Auction Solutions, Inc., 7964 Arjons Drive, Suite H-206, San Diego, California 92126. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name and Position of Beneficial Owner	Shares Beneficially Owned Prior to Offering(1)		Shares Beneficially Owned After Offering(2)
	Number(4)	Percent	Number	Percent
Corey Park, Director, Chief Executive Officer, President, and Chief Financial Officer(3)	4,000,000(3)	76.80%(3)(4)	4,000,000	22.59%

Micheal Holt, Chief Operating Officer and Director	5,000,000	4.80%	5,000,000	1.41%

Daniele Eastwood, Corporate Secretary and Director	4,000,000	3.84%	4,000,000	1.13%

David Wiggins, Director	10,000	*	0	0

All directors and executive officers as a group (three persons)	13,010,000	85.45%	13,000,000	25.13%

*Indicates beneficial ownership of less than one percent.

(1)
Unless otherwise indicated and subject to applicable community property laws, to our knowledge each stockholder named in the table possesses sole voting and investment power with respect to all shares of common stock, except for those owned jointly with that person’s spouse.

(2)	Assumes Kodiak Capital purchases all 250,000,000 shares of our common stock from us.

(3)
These are 4,000,000 shares of Series A Preferred Stock, each share of which is convertible into 20 shares of common stock and has 20 votes, as reflected in the percentage of beneficial ownership indicated.

(4)
Calculation of beneficial ownership assumes the exercise of all warrants and options exercisable within 60 days of January 10, 2011, only by the respective named stockholder, but not the conversion of any of the outstanding Series A Preferred Stock.  Each share of outstanding Series A Preferred Stock has 20 votes and is convertible into 20 shares of common stock, which is reflected in the percentage of beneficial ownership indicated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Loans from Affiliate

From August 25, 2010 through November 30, 2010, The Auction Coach.Com, LLC, a single member limited liability company owned by our Chief Executive Officer and majority shareholder, Corey Park, made loans to us totaling $23,744.  The notes are unsecured bearing simple interest at a rate of 8% per annum.  All principal and accrued but unpaid interest is payable on demand.  As of November 30, 2010, we have repaid $7,600 of the principal amount due on the notes and $16,144 of the principal amount due on the notes remains outstanding

Potential Affiliated Business

The executive officers of Penny Auction have additional projects under development and may participate in other entities which engage in activities involving e-commerce and auctions on the internet, although their business models will differ from Penny Auction.  In particular, in December 2010, our Chief Executive Officer formed E-Commerce Concepts, Inc., a Nevada corporation which plans to test and possibly implement traditional product-focused and advertising-based e-commerce business models that would include online auctions, including but not limited to penny auctions and other types of auctions, as one component in its overall business model.  Although these concepts are currently just unconstructed ideas that have not been tested, in time with proper development and execution, they could be commercially applied to give e-commerce websites and their retail partners a competitive advantage by enhancing their ability to attract and retain customers, and sell products.  E-Commerce Concepts, Inc. has a patent application pending that covers the distinct business model developed by it.  We have no ownership interest in this business model.

One of the ideas within the overall concept would involve joining online retail sites together by linking their merchandise to a penny auction website which would act as a virtual mall (“Vawi”).  Vawi is envisioned as a shopping-entertainment-auction mall where auctions would be hosted on behalf of retail partners.  Each retailer would be able to occupy space (i.e. like a store front) in the penny auction mall and benefit from the auction model by having some of its merchandise added to the live auctions.  In December 2010, our Chief Executive Officer formed Ecommerce Integration Technologies, Inc., a Nevada corporation, which plans to license the Vawi concept from E-Commerce Concepts, Inc. and engage in the business of creating a virtual online mall consisting of retail merchant conducted penny auctions by linking several online merchants together on its website.

The e-commerce and online advertising and auction business models developed by E-Commerce Concepts, Inc. and its affiliates are distinct business concepts owned by them.  Those business models are unlike the business plan of Penny Auction, which envisions an online auction website having as its sole focus the conversion of visitors to bidders in penny auctions, where the revenue model is driven by the sale of bid rights rather than the sale of products in e-commerce.  Shareholders of Penny Auction will have no interest in E-Commerce Concepts, Inc. or its proprietary rights, or other businesses that may be owned and operated by our executive officers.  If any of the concepts is licensed to Penny Auction in the future, of which there is no assurance, it would be done on commercially reasonable terms, comparable to the market, in accordance with management’s fiduciary duties to us.

LEGAL MATTERS

The validity of the issuance of the shares of common stock covered by this prospectus will be passed upon for us by Richardson & Associates, special counsel to Penny Auction.

EXPERTS

Our financial statements from inception through August 31, 2010 included in this prospectus and elsewhere in the registration statement have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

CHANGES IN ACCOUNTANTS

None.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC.  We refer you to the registration statement and its exhibits for further information about us, our securities and this offering.  The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004.  The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains a web site at http://www.sec.gov, which contains the Form S-1 and other reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

PENNY AUCTION SOLUTIONS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PENNY AUCTION SOLUTIONS, INC.
(A Development Stage Company)

We have audited the accompanying balance sheet of Penny Auction Solutions, Inc. (A Development Stage Company) as of August 31, 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the period from inception on August 25, 2010 through August 31, 2010.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Penny Auction Solutions, Inc. (A Development Stage Company) as of August 31, 2010, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception on August 25, 2010 through August 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $5,904, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M & K CPAS, PLLC

www.mkacpas.com
Houston, Texas
October 22, 2010

PENNY AUCTION SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	November 30,	August 31,
	2010	2010
ASSETS	(Unaudited)

Current assets:
Cash	$30,455	$100
Prepaid expenses	-	3,500
Total current assets	30,455	3,600

Total assets	$30,455	$3,600

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$20,568	$-
Accrued Interest	364	-
Due to officer, related party	16,144	9,504
Total current liabilities	37,076	9,504

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 5,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 495,000,000 shares authorized,
100,904,000 and 99,960,000 shares issued and outstanding
at November 30, 2010 and August 31, 2010, respectively	100,904	99,960
Additional paid-in capital	(62,064)	(99,960)
(Deficit) accumulated during development stage	(45,461)	(5,904)
Total stockholders' equity (deficit)	(6,621)	(5,904)

Total liabilities and stockholders' equity (deficit)	$30,455	$3,600

See Accompanying Notes to Financial Statements.

PENNY AUCTION SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	For the three	August 25, 2010	August 25, 2010
	months ended	(inception) to	(inception) to
	November 30, 2010	August 31, 2010	November 30, 2010
	(Unaudited)		(Unaudited)
Revenue	$-	$-	$-

Operating expenses:
General and administrative	5,820	904	6,724
Professional fees	33,373	-	33,373

Total operating expenses	39,193	904	40,097

Net operating loss	(39,193)	(904)	(40,097)

Other expenses	(364)	(5,000)	(5,364)

Loss before provision for income taxes	(39,557)	(5,904)	(45,461)

Provision for income taxes	-	-	-

Net loss	$(39,557)	$(5,904)	$(45,461)

Weighted average number of common shares
outstanding - basic and fully diluted	100,058,868	98,326,667

Net loss per share - basic and fully diluted	$-	$-

See Accompanying Notes to Financial Statements.

PENNY AUCTION SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

						(Deficit)
						accumulated
					Additional	during	Total
	Preferred stock		Common stock		paid-In	development	stockholders'
	Shares	Amount	Shares	Amount	capital	stage	equity (deficit)
Common stock issued to founders
at $0.001 per share	-	$-	99,960,000	$99,960	$(99,960)	$-	$-

Net loss for the period from August 25, 2010
(inception) to August 31, 2010	-	-	-	-	-	(5,904)	(5,904)

Balance, August 31, 2010	-	-	99,960,000	99,960	(99,960)	(5,904)	(5,904)

Common stock sold for cash	-	-	944,000	944	37,896	-	38,840

Net loss for the three months
ended November 30, 2010	-	-	-	-	-	(39,557)	(39,557)

Balance, November 30, 2010 (Unaudited)	-	$-	100,904,000	$100,904	$(62,064)	$(45,461)	$(6,621)

See Accompanying Notes to Financial Statements.

PENNY AUCTION SOLUTIONS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	For the three	August 25, 2010	August 25, 2010
	months ended	(inception) to	(inception) to
	November 30, 2010	August 31, 2010	November 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES	(Unaudited)		(Unaudited)
Net (loss)	$(39,557)	$(5,904)	$(45,461)
Adjustments to reconcile net (loss)
to net cash used in operating activities:
Shares issued for services	-	-	-
Decrease (increase) in assets:
Prepaid expenses	3,500	(3,500)	-
Increase (decrease) in liabilities:
Accounts payable	20,568	-	20,568
Accrued interest	364	-	364

Net cash used in operating activities	(15,125)	(9,404)	(24,529)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	38,840	-	38,840
Proceeds from due to officer, related party	14,240	9,504	23,744
Repayments on due to officer, related party	(7,600)	-	(7,600)

Net cash provided by financing activities	45,480	9,504	54,984

NET CHANGE IN CASH	30,355	100	30,455

CASH AT BEGINNING OF YEAR	100	-	-

CASH AT END OF YEAR	$30,455	$100	$30,455

SUPPLEMENTAL INFORMATION:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:
Par value of founders' shares issued	$-	$99,960	$99,960

See Accompanying Notes to Financial Statements.

Note 1 – Nature of Business and Significant Accounting Policies

Nature of Business
Penny Auction Solutions (“The Company”) was formed in the state of Nevada on August 25, 2010 to establish a network of international internet auction sites whereby customers purchase bidding credits (“pennies”) that enable them to bid on goods at a fraction of their market value. The Company expects to generate revenues from the online sale of the “pennies” that are consumed in the bidding process regardless of whether the bid has resulted in a successful purchase, as well as, the sale of “advertisements’ or “banner ads” on its internet site directed toward internet users, bargain shoppers and gaming aficionados. The Company’s cost of revenues is expected to be comprised of the goods purchased for auction purposes.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. The Company follows the same accounting policies in the preparation of interim reports.

The Company has adopted a fiscal year end of August 31st.

Development Stage Company
The Company is currently considered a development stage company. As a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from inception to the current balance sheet date. An entity remains in the development stage until such time as, among other factors, revenues have been realized. To date, the development stage of the Company’s operations consists of developing the business model and marketing concepts.

Unaudited Interim Financial Information
The accompanying balance sheet as of November 30, 2010, statement of operations for the three months ended November 30, statement of stockholder’s equity (deficit) for the nine months ended November 30, 2010 and statements of cash flows for the three months ended November 30, 2010 are unaudited. These unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of the Company’s management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments necessary for the fair presentation of the Company’s statement of financial position at November 30, 2010, its results of operations and its cash flows for the three months ended November 30, 2010. The results for the three months ended November 30, 2010 are not necessarily indicative of the results to be expected for the fiscal year ending August 31, 2011.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising and Promotion
All costs associated with advertising and promoting products are expensed as incurred.

Income Taxes
The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Segment Reporting
Under FASB ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Fair Value of Financial Instruments
Under FASB ASC 820-10-05, the Financial Accounting Standards Board establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements.  This Statement reaffirms that fair value is the relevant measurement attribute. The adoption of this standard did not have a material effect on the Company’s financial statements as reflected herein. The carrying amounts of cash, accounts payable and accrued interest reported on the balance sheet are estimated by management to approximate fair value primarily due to the short term nature of the instruments.  The Company had no other items that required fair value measurement on a recurring basis.

Revenue Recognition
The Company recognizes service revenue using four basic criteria that must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Basic and Diluted Loss Per Share
The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the periods presented, there were no outstanding potential common stock equivalents and therefore basic and diluted earnings per share result in the same figure.

Stock-Based Compensation
The Company adopted FASB guidance on stock based compensation upon inception on August 25, 2010. Under FASB ASC 718-10-30-2, all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Company did not issue any stock and stock options for services and compensation for the period from August 25, 2010 (Inception) through November 30, 2010.

Recent Accounting Pronouncements
In April 2010, the FASB issued ASU No. 2010-18 regarding improving comparability by eliminating diversity in practice about the treatment of modifications of loans accounted for within pools under Subtopic 310-30 – Receivable – Loans and Debt Securities Acquired with Deteriorated Credit Quality (“Subtopic 310-30”). Furthermore, the amendments clarify guidance about maintaining the integrity of a pool as the unit of accounting for acquired loans with credit deterioration.  Loans accounted for individually under Subtopic 310-30 continue to be subject to the troubled debt restructuring accounting provisions within Subtopic 310-40, Receivables—Troubled Debt Restructurings by Creditors. The amendments in this Update are effective for modifications of loans accounted for within pools under Subtopic 310-30 occurring in the first interim or annual period ending on or after July 15, 2010. The amendments are to be applied prospectively. Early adoption is permitted. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In February 2010, the FASB issued ASU No. 2010-09 regarding subsequent events and amendments to certain recognition and disclosure requirements. Under this ASU, a public company that is a SEC filer, as defined, is not required to disclose the date through which subsequent events have been evaluated. This ASU is effective upon the issuance of this ASU. The adoption of this ASU did not have a material impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06 regarding fair value measurements and disclosures and improvement in the disclosure about fair value measurements. This ASU requires additional disclosures regarding significant transfers in and out of Levels 1 and 2 of fair value measurements, including a description of the reasons for the transfers.  Further, this ASU requires additional disclosures for the activity in Level 3 fair value measurements, requiring presentation of information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements. This ASU is effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. We are currently evaluating the impact of this ASU; however, we do not expect the adoption of this ASU to have a material impact on our financial statements.

In October 2009, the FASB issued an amendment to the accounting standards related to certain revenue arrangements that include software elements. This standard clarifies the existing accounting guidance such that tangible products that contain both software and non-software components that function together to deliver the product’s essential functionality, shall be excluded from the scope of the software revenue recognition accounting standards. Accordingly, sales of these products may fall within the scope of other revenue recognition standards or may now be within the scope of this standard and may require an allocation of the arrangement consideration for each element of the arrangement. The ASC was effective for the Company upon inception at August 25, 2010. The adoption of this ASU did not have a material impact on our financial statements.

In August 2009, the FASB issued an amendment to the accounting standards related to the measurement of liabilities that are recognized or disclosed at fair value on a recurring basis. This standard clarifies how a company should measure the fair value of liabilities and that restrictions preventing the transfer of a liability should not be considered as a factor in the measurement of liabilities within the scope of this standard. The ASC was effective for the Company upon inception at August 25, 2010. The adoption of this ASU did not have a material impact on our financial statements.

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification (the “ASC”). The ASC has become the single source of non-governmental accounting principles generally accepted in the United States (“GAAP”) recognized by the FASB in the preparation of financial statements. The ASC does not supersede the rules or regulations of the Securities and Exchange Commission (“SEC”), therefore, the rules and interpretive releases of the SEC continue to be additional sources of GAAP for the Company. The Company adopted the ASC upon inception at August 25, 2010. The ASC does not change GAAP and did not have an effect on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued ASC 855-10 entitled “Subsequent Events”. Companies are now required to disclose the date through which subsequent events have been evaluated by management. Public entities (as defined) must conduct the evaluation as of the date the financial statements are issued, and provide disclosure that such date was used for this evaluation. ASC 855-10 provides that financial statements are considered “issued” when they are widely distributed for general use and reliance in a form and format that complies with GAAP. ASC 855-10 is effective for interim and annual periods ending after June 15, 2009 and must be applied prospectively. The adoption of ASC 855-10 did not have a significant effect on the Company’s financial statements. In connection with preparing the accompanying audited financial statements, management evaluated subsequent events through the date that such financial statements were issued (filed with the Securities and Exchange Commission).

Note 2 – Going Concern

As shown in the accompanying financial statements, the Company is in the development stage, has incurred net losses of $39,557 and $5,904 for the three months ended November 30, 2010, and the period from August 25, 2010 (inception) to August 31, 2010, respectively, has an accumulated deficit of $45,461 and $5,904 at November 30, 2010 and August 31, 2010, respectively, has no revenues and cash on hand of $30,455 and $100 as of November 30, 2010 and August 31, 2010, respectively.  These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management is currently seeking additional sources of capital to fund short term operations. The Company, however, is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful, therefore, without sufficient financing it would be unlikely for the Company to continue as a going concern.

The financial statements do not include any adjustments that might result from the outcome of any uncertainty as to the Company’s ability to continue as a going concern. The financial statements also do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 3 – Related Party

The Company received loans at various dates from August 25, 2010 (inception) through August 31, 2010 in the amount of $9,504, and additional loans during the three months ended November 30, 2010 of $14,240 with repayments of $7,600 culminating in a balance of $16,144 at November 30, 2010 to establish a Company bank account and cover expenses paid to form the Corporation and retain professionals to audit and file our reports with the Securities and Exchange Commission (“SEC”). The loans were provided by, “The Auction Coach.Com, LLC”, a single member LLC owned by our CEO and majority shareholder, Corey Parks. The Company has issued an unsecured promissory note to the LLC bearing interest at 8% due on demand.

On August 25, 2010, the Company issued 88,000,000 founder’s shares of common stock at the par value of $0.001 to the Company’s CEO, Corey Park. No proceeds were received in exchange for the shares of common stock.

On August 25, 2010, the Company issued 5,000,000 founder’s shares of common stock at the par value of $0.001 to the Company’s COO, Michael C. Holt. No proceeds were received in exchange for the shares of common stock.

On August 25, 2010, the Company issued 5,000,000 founder’s shares of common stock at the par value of $0.001 to, Lanny Park. No proceeds were received in exchange for the shares of common stock.

On August 25, 2010, the Company issued 1,960,000 founder’s shares of common stock at the par value of $0.001 to an investment capital company, Kodiak Capital Group, LLC. No proceeds were received in exchange for the shares of common stock.

Note 4 – Due to Officer

Due to officer consists of the following at November 30, 2010 and August 31, 2010, respectively:

	November 30, 2010	August 31, 2010

8% unsecured note payable, due on demand from a related party, “The Auction Coach.Com, LLC”, a single member LLC owned by our CEO and majority shareholder, Corey Parks	$16,144	$9,504

The entire balance of the amount due to officer is current as of November 30, 2010.

The Company recognized interest expense of $364 and $-0- as of November 30, 2010 and August 31, 2010, respectively.  No interest has been paid to date.

Note 5 – Put Rights Financing and Equity Line of Credit

Pursuant to an investment agreement with Kodiak Capital originally dated September 1, 2010 and amended on December 28, 2010, we have the right to “put” to Kodiak Capital up to $25,000,000 million in price of shares of our common stock (i.e., we can compel Kodiak Capital to purchase our common stock at a pre-determined formula).

In conjunction with our investment agreement with Kodiak Capital, we issued 1,960,000 shares on 8/30/10 as founder’s shares and 2,940,000 shares of our common stock pursuant to the addendum on December 28, 2010 to Kodiak Capital and its designee as a commitment fee.  The shares are restricted stock as defined in Rule 144 under the Securities Act.

The investment agreement provides, in part, that following notice to Kodiak Capital, we may put to Kodiak Capital up to $25,000,000 in shares of our common stock for a purchase price equal to 90% percent of the lowest closing “best bid” price (the highest posted bid price) of the common stock during the five consecutive trading days immediately following the date of our notice to Kodiak Capital of an election to put shares pursuant to the investment agreement.  The aggregate dollar value that we will be permitted to put will be either: (a) $1,000,000 or (b) 200% of the average daily volume in the U.S. market of our common stock for the three trading days prior to the notice of our put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the put notice.  Kodiak Capital has indicated that it will resell those shares in the open market, resell our shares to other investors through negotiated transactions, or hold our shares in its portfolio.

Kodiak Capital will only purchase shares when we meet the following conditions:

•	a registration statement has been declared effective and remains effective for the resale of the common stock subject to the equity line of credit;

•
our common stock has not been suspended from trading for a period of five consecutive trading days and we have not been notified of any pending or threatened proceeding or other action to delist or suspend our common stock;

•	we have complied with our obligations under the investment agreement and the attendant registration rights agreement;

•
no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of our common stock; and

•	we have not filed a petition in bankruptcy, either voluntarily or involuntarily, and there shall not have been commenced any proceedings under any bankruptcy or insolvency laws.

The investment agreement will terminate when any of the following events occur:

•	Kodiak has purchased an aggregate of $25,000,000 of our common stock or thirty-six months after the effective date;

•	we file or otherwise enter an order for relief in bankruptcy; or

•	our common stock ceases to be registered under the Exchange Act.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by Kodiak Capital.  The sale of these additional shares could cause our stock price to decline.  In turn, if the price of our common stock declines and we issue more puts, more shares will go into the market, which could cause a further drop in the price of the common stock.

Note 6 – Stockholders’ Equity

On August 25, 2010, the founders of the Company established 495,000,000 authorized shares of $0.001 par value common stock.  Additionally, the Company founders established 5,000,000 authorized shares of $0.001 par value preferred stock.

Common Stock
On August 25, 2010, the Company issued 88,000,000 founder’s shares of common stock at the par value of $0.001 to the Company’s CEO, Corey Park. No proceeds were received in exchange for the shares of common stock.

On August 25, 2010, the Company issued 5,000,000 founder’s shares of common stock at the par value of $0.001 to the Company’s COO, Michael C. Holt. No proceeds were received in exchange for the shares of common stock.

On August 25, 2010, the Company issued 5,000,000 founder’s shares of common stock at the par value of $0.001 to Lanny Park. No proceeds were received in exchange for the shares of common stock.

On August 30, 2010, the Company issued 1,960,000 founder’s shares of common stock at the par value of $0.001 to an investment capital company, Kodiak Capital Group, LLC. No proceeds were received in exchange for the shares of common stock.

During the three months ended November 30, 2010, the Company sold a total of 384,000 shares of common stock with a par value of $0.001 to four individual investors, for proceeds of $3,480 based on a sales price of $0.01 per share.

During the three months ended November 30, 2010, the Company sold a total of 420,000 shares of common stock with a par value of $0.001 to twenty one individual investors, for proceeds of $21,000 based on a sales price of $0.05 per share.

During the three months ended November 30, 2010, the Company sold a total of 140,000 shares of common stock with a par value of $0.001 to seven individual investors, for proceeds of $14,000 based on a sales price of $0.10 per share.

Note 7 – Subsequent Events

During the month ended December 31, 2010, the Company sold a total of 16,000 shares of common stock with a par value of $0.001 to two individual investors, for proceeds of $160 based on a sales price of $0.01 per share.

During the month ended December 31, 2010, the Company sold a total of 180,000 shares of common stock with a par value of $0.001 to seventeen individual investors, for proceeds of $9,000 based on a sales price of $0.05 per share.

During the month ended December 31, 2010, the Company sold a total of 60,000 shares of common stock with a par value of $0.001 to six individual investors, for proceeds of $6,000 based on a sales price of $0.10 per share.

On December 30, 2010 the Company signed a promissory note in exchange for proceeds of $30,000 received on January 5, 2011 in exchange for the promise to repay $36,000 on or before March 31, 2011.  This note was guaranteed personally by the CEO, Corey Park.  The note provides that in the event the Company fails to pay the $36,000 by March 31, 2011 the Company agrees to pay an additional $2,000 for every month the balance remains unpaid.  In addition, if the balance is not paid by March 31, 2011 the remaining balance shall accrue interest at 20% per annum.

On December 17, 2010 the Company appointed Michael Holt to serve as assistant corporate secretary.

On December 28, 2010 the Company issued a total of 2,940,000 shares of our common stock to Kodiak Capital and its designee pursuant to the terms of an increase in the equity line of credit in the amount of an additional $15,000,000 of the Company’s common stock as a commitment fee pursuant to an addendum to the originally dated September 1, 2010 agreement. The fair value of the common stock in total was $147,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 4,000,000 shares of convertible Series A Preferred Stock to Corey Park, our chief executive officer, president, chief financial officer and chairman in consideration for his voluntary cancellation of 88,000,000 founder’s shares of common stock previously issued on August 25, 2010.  Each share of Series A Preferred Stock has twenty (20) votes and is convertible into twenty (20) shares of common stock at the option of the holder.  The Series A Preferred Stock does not have dividend, redemption or pre-emptive rights, and does not have a liquidation preference over the common stock.

On January 10, 2011 the Company issued 1,500,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $75,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 4,000,000 shares of common stock to the Company’s Corporate Secretary and Director as compensation in lieu of cash for services provided. The fair value of the common stock in total was $200,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 1,000,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $50,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 1,000,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $50,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 500,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $25,000 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 25,000 shares of common stock to the Company’s securities attorney as compensation in lieu of cash for services provided. The fair value of the common stock in total was $1,250 based on recent sales of common stock to independent third parties at $0.05 per share.

On January 10, 2011 the Company issued 40,000 shares of common stock to a consultant as compensation in lieu of cash for services provided. The fair value of the common stock in total was $2,000 based on recent sales of common stock to independent third parties at $0.05 per share.

In accordance with ASC 855-10, all subsequent events have been reported through the filing date.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offer of the common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,782.50
Legal fees and expenses	*
Accounting fees and expenses	5,500.00
Transfer agent and registrar fees and expenses	2,500,00
Miscellaneous fees and expenses	2,000.00
Total	*

*To be filed by amendment.

Item 14. Indemnification of Directors and Officers

Under Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to us or our shareholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.”  This provision does not apply to the directors’ (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation of its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption.  This provision would generally absolve directors of personal liability for negligence in the performance of duties including gross negligence.

Insofar as an indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission each indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

Set forth below in reverse chronological order is information regarding the number of shares of capital stock issued by us since inception that were not registered under the Securities Act:

On or about January 10, 2011, we issued 4,000,000 shares of our Series A Preferred Stock to Mr. Corey Park, our chief executive officer, in exchange for which he submitted 88,000,000 shares of our common stock owned by him to us for cancellation.  This issuance was made pursuant to Section 4(2) of the Securities Act.

In January 2011, we issued 4,000,000 shares of our common stock to Ms. Daniele Eastwood, our corporate secretary and a director of Penny Auction in consideration for services rendered by her to us, and a total of 4,065,000 shares of our common stock to six consultants for services rendered.  These issuances were made pursuant to Section 4(2) of the Securities Act.

On or about December 28, 2010, we issued a total of 2,940,000 shares of our common stock to Kodiak Capital and its designee pursuant to the terms of that certain increase in equity line of credit addendum between us and Kodiak Capital, dated December 28, 2010, and that certain investment agreement between us and Kodiak Capital, dated September 1, 2010.  This issuance was made pursuant to Section 4(2) of the Securities Act.

In December 2010, we completed a private placement of 200,000 shares of our common stock for a purchase price of $0.10 per share, raising total capital of $20,000 from approximately 14 investors.  The private placement was made pursuant to Rule 504 of Regulation D of the Securities Act.

In December 2010, we completed a private placement of 600,000 shares of our common stock for a purchase price of $0.05 per share, raising total capital of $30,000 from approximately 38 investors.  The private placement was made pursuant to Rule 504 of Regulation D of the Securities Act.

In December 2010, we completed a private placement of 400,000 shares of our common stock for a purchase price of $0.01 per share, raising total capital of $4,000 from approximately seven investors.  The private placement was made pursuant to Rule 504 of Regulation D of the Securities Act.

On or about August 30, 2010, we issued a total of 1,960,000 shares of our common stock to Kodiak Capital and its designee pursuant to the terms of that certain Term Sheet between us and Kodiak Capital, dated August 16, 2010, and that certain investment agreement between us and Kodiak Capital, dated September 1, 2010.  This issuance was made pursuant to rule 506 of Regulation D of the Securities Act.

On or about August 25, 2010, we issued 88,000,000 shares of our common stock to Mr. Corey Park, our chief executive officer, 5,000,000 shares of our common stock to Micheal Holt, our chief operating officer, and 5,000,000 shares of our common stock to Lanny Park, a founder of Penny Auction and the brother of our chief executive officer, as founder’s shares.  These issuances were made pursuant to rule 506 of Regulation D of the Securities Act.

Item 16. Exhibits

Exhibit	Description

3.1	Articles of Incorporation
3.2	Amended and Restated Articles of Incorporation
3.3	Bylaws
4.1	Specimen Certificate for Common Stock
4.2	Investment Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company, dated September 1, 2010
4.3	Registration Rights Agreement with Kodiak Capital Group, LLC, a Delaware limited liability company, dated September 1, 2010
4.4	Increase in Equity Line of Credit Addendum with Kodiak Capital Group, LLC, a Delaware limited liability company, dated December 28, 2010
4.5	Form of Promissory Note with Auction Coach.Com, LLC
4.6	Promissory Note with Donald Schroeder, dated December 30, 2010
5.1	Opinion of Richardson & Associates as to the legality of the securities being registered
23.1	Consent of M&K CPAS, PLLC
24.1	Power of Attorney (contained on Page II-4, hereof.)

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the registrant is relying on Rule 430B:

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the registrant is subject to Rule 430C,

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on February 3, 2011.

PENNY AUCTION SOLUTIONS, INC.

By:	/s/Corey Park
Corey Park, Chairman, Chief Executive Officer, President, and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS , that each person whose signature appears below constitutes and appoints Corey Park, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent or the substitute or substitutes of him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S /COREY PARK	Chief Executive Officer, President, Chief	February 3, 2011
Corey Park	Financial Officer, and Director (Principal Executive Officer and Principal Financial and Accounting Officer)

/S /MICHEAL HOLT	Chief Operating Officer and Director	February 3, 2011
Micheal Holt

/S/ DANIELE EASTWOOD	Corporate Secretary and Director	February 3, 2011
Daniele Eastwood

/S/ DAVID WIGGINS	Director	February 3, 2011
David Wiggins